Exhibit 10.1

WORKING AGREEMENT
between
CONN-SELMER, INC.
and
UNITED AUTOMOBILE, AEROSPACE
AND AGRICULTURAL IMPLEMENT
WORKERS OF AMERICA,

Local No. 612
(U.A.W.)

PREAMBLE

This Agreement entered into and concluded at Elkhart, Indiana, this 31st day of March, 2003 and effective the 1st day of April, 2003 by and between Conn-Selmer, Inc., 1119 North Main Street, or its successors, hereinafter known as the Company, and the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (U.A.W.), and its affiliated Local Union No. 612, hereinafter known as the Union.

Article I

DEFINITIONS

For the purpose of this agreement, certain words and phrases, wherever they appear in this agreement, shall be deemed to mean the following:

a)              Employees: All persons in the employ of Conn-Selmer, Inc. for more than sixty (60) days at 1119 North Main Street, and its Plant 2 at 2415 Industrial Parkway, plus other operations now under the jurisdiction of Local No. 612, which may be moved and which will still remain under the jurisdiction of Local No. 612, Elkhart, Indiana, except sales, clerical, engineering, chief inspector, and supervisory employees.

b)             Seniority: An employee’s status in relation to other employees based on length of service.  See Article VIII.

c)              Steward: A representative of employees, as provided for in Article III.

d)             Bargaining Committee: The Committee of employees created in accordance with the provisions of Article III.

e)              Company Executives: Any executive or other representative of the Company who may be designated to represent the Company in carrying out the provisions of this agreement.

f)                Grievance: Any act or condition which an employee feels to be in violation of the terms of this agreement or unfair or improper in connection with wages, hours, and working conditions.

g)             Probationary Worker: A person who has been employed less than sixty-one days.

h)             Classification: More than one employee engaged in the same or similar work in a department where each employee in a group could do the work of any other employee in that group in accordance with Company standard.

i)                 Average Employee: An employee skilled and experienced in the type of work in which he is engaged and who shows willingness and ability to produce a reasonable volume of output of standard quality work.

j)                 Insubordination: An employee’s willful refusal to obey a proper order or instructions of a supervisor.

k)              To Quit: To leave the employment of the Company voluntarily; statement of an employee to his supervisor or other notice to the Company of his intention to leave his employment, coupled with failure to report at the beginning of working hours on the work day after notice of intention to leave employment; any action as listed above shall be considered conclusive evidence of leaving the employment of the Company for the purpose of this definition and of interpretation of this agreement.

l)                 Trainee: An employee who is being trained because of a bump, job elimination, or open bid.

m)           Reprimand:  Disciplinary procedure.  Refer to Article VII, Shop Rules and Discipline

n)             Straight Time Average Hourly Earnings: All regular earnings averaged over a period of time excluding overtime premium pay.

Article II
RECOGNITION

Section 1, Bargaining Agent

The Company recognizes the Union as the exclusive bargaining agent for all its employees (exclusive of salesmen, clerical, engineering, chief inspector, and supervisory employees) for the purpose of collective bargaining with respect to rates of pay, wages, hours and other conditions of employment.

Section 2, Union Members

So long as permitted by applicable laws, decisions and regulations, all employees covered by this agreement shall as a condition of continued employment be required to be members of the Union on the effective date of this agreement.  Probationary employees and new hires shall become eligible for union membership thirty (30) calendar days after being hired and shall become members of the Union before being transferred to the active seniority list at the end of the sixty (60) day probationary period.

Section 3, Dues

The Company shall deduct all regular dues and initiation fees levied in accordance with the International Union Constitution from the pay of each member who has voluntarily signed an authorization permitting and instructing the Company to make such deductions.  Such deductions shall be made from the 3rd pay of the employee each month and remitted to the Financial Secretary of Local 612 not later than the last day of each calendar month.  The Union shall furnish to the Company a schedule of the current dues and initiation fees and notify the Company officially in writing of any change in such dues.

Article III
REPRESENTATION

Section 1, Stewards & Bargaining Committee

For the purpose of collective bargaining, the employees shall be represented by a Bargaining Committee of not to exceed six (6) members, two of whom shall be the President and Vice President of the Union, plus any International Representatives who may accompany them.

The Company will recognize members of the Bargaining Committee, as well as stewards as representatives of the Union, for the purpose of handling safety and health complaints, settling disputes and grievances.  Members of the Bargaining Committee and Stewards will represent the respective plant and areas of their jurisdiction and will be permitted to leave their work during the working hours to perform their designated duties as provided for in this agreement.

At the request of either party, the President (during Company paid hours) may be called in to help adjust any controversy that may exist between the parties.

Should the International Representative feel it necessary, they reserve the right to call in the International Time Study.

The Union will be entitled to a sufficient number of stewards so that each employee has the opportunity of being represented as provided in the Grievance Procedure of this agreement.

The Union assumes the responsibility for assigning the duties of the Bargaining Committee and stewards, but Bargaining Committee members or stewards will not be discriminated against because they perform duties assigned to them as provided in this agreement.

The steward and Bargaining Committee person shall notify the supervisor at the time of going on union business, if the supervisor is available.

Section 2, Notification

The Union agrees that immediately upon the election of new representatives, stewards, or any change in the personnel of any of the Committees dealing with the Management, the Management will be immediately notified of such changes in writing.

Section 3, Payment for Union Time

Shop Stewards, Time Study Representatives and no more than six (6) members of the Bargaining Committee will be paid for time lost while handling grievances, complaints, or any negotiations with representatives of the Company as allowed for by this agreement.  Incentive Union representatives will be paid 125% of their applicable maximum incentive base rate and non-incentive representatives will be paid their applicable hourly rate.

Employees shall be paid their hourly rate or incentive base rate if applicable for time lost when discussing grievances or complaints with representatives of the Company during regular working hours.

If Bargaining Committee members are requested by Management to stay beyond their shift or come into the plant before or after normal working hours, premium time will be paid for the time spent in such meetings.

Section 4, Union Bulletin Boards

The Company shall provide a bulletin board for the exclusive use of the Union.

Section 5, Union Activities

The Union agrees that its members will not carry on any Union activities in the plant or on the premises of the Company during working hours, except as definitely provided for in this agreement, or as may be mutually agreed upon.  Those who are not working shall abide by this rule, as do those who are working.  Lunch hours and before and after regular work shall not be considered working hours.

Article IV
MANAGEMENT

Section 1

The Management of the plant and the direction of the working force remains an exclusive Management function.  This right of Management includes, but is not limited to, such functions as the right to plan, schedule, direct and control operations; to study or introduce new production methods or facilities; to discontinue present jobs; to make reasonable rules and regulations covering the operations of the plant; to hire, promote, demote, assign, and transfer employees; to lay off employees because of lack of work; and to suspend, discharge, or otherwise discipline employees for proper cause.  The Company shall have the exclusive right to determine the source or sources from which applicants for work shall be secured and shall be the sole judge of requirements and qualifications for employment.  All of the above shall be true as long as it does not conflict with other provisions herein.

Supervisors and other salaried employees not under the jurisdiction of U.A.W. Local #612 will not perform bargaining unit work except for the following:

1.               Experimental, developmental, or prototype work

2.               Emergencies – An unforeseen combination of circumstances or the resulting state that calls for immediate action.  Departmental Steward will be notified as these occasions arise

3.               Instruction and training of bargaining unit employees

4.               Diagnosis of equipment for operational problems

Section 2, Subcontracting/Outsourcing

It is the policy of the Company to utilize its employees in the performance of manufacturing, maintenance, and tool and die work in the shop that is presently and historically performed by Bargaining Unit employees.  Both parties do hereby recognize that instances may arise during the term of this agreement when the Company finds it necessary to utilize outside contractors.  In such instances, the Company will provide the Union sixty (60) days advance notice, in writing, and information prior to such utilization and agree to meet with the Bargaining Committee and discuss the reasons for the proposed outsourcing and any possible solutions that may otherwise economically allow us to keep these jobs in-house.  If subcontracting reduces an employee’s work hours below forty (40), the Company agrees to meet with the Union in order to attempt to resolve the issue.  If the Union is not notified of the outsourcing or subcontracting, the Company will pay the amount of labor cost of the job that was done outside.

Section 3, Commitments re Cooperation, Employee Empowerment and Team Concept

Conn-Selmer, Inc. and the U.A.W. Local Unions have recognized their respective responsibilities to develop improvements in the work environment.  Both parties maintain that an adversary relationship in labor matters is counterproductive.  It is readily understandable that future success in our very competitive business depends in large measure upon the ability to create a work environment which enables each person to contribute his/her knowledge, skill, ability and experience to the health of the enterprise as a whole.  The parties agree to continually review and revise non-productive work rules and practices that adversely affect the competitiveness of the operations.  Neither party can condone wastefulness in any manner – be it of people, plant, machinery or material.  Both parties agree to work as a team in the exploration and development of innovative programs conducive to the positive attitudes of all our employees.  The Company and the Union agree that teamwork, cooperation and communication are key factors in the overall success of the operation as a whole. The Union and the Company agree to make every effort possible to maintain a positive and productive relationship.

Section 4, Safety and Health

The Company shall continue to make necessary provision for the safety and health of its employees during the hours of their employment.  Individual employees shall be responsible for using proper safety devices and following all health and safety rules and regulations.  The Union shall cooperate with the Company in the use of safety devices and observance of safety rules and regulations.

Employees of Conn-Selmer, Inc. under the jurisdiction of the U.A.W. will be represented by their Health and Safety Representatives from the Bargaining Committee.  They will be automatic members of the Safety Committee.  The Safety Committee will meet on a monthly basis to discuss and review the safety condition of their plant.  In addition to the Health and Safety Representatives the Safety Committee will consist of designated members of Management.

Article V
DISCRIMINATION

Section 1, Discrimination/Union

The Company agrees that there shall be no discrimination against any member of the Union because of said membership.

Section 2, Discrimination/Other

Neither the Company nor the Union shall discriminate against any employee because of age, sex, race, nationality, handicap, color, religion, political belief, or marital status for the purpose of evading the spirit or letter of this Agreement.

Article VI
GRIEVANCE PROCEDURE

Section 1, Purpose and Intent

The purpose of this contract is to provide a working agreement which will enable the Company and its employees, who are represented by the Union, to perform their daily production in an efficient, peaceful, and orderly manner with fairness to all.

It is the intent of all parties to gain benefits through cooperation and good will in the fulfillment of their respective obligations as set forth in the contents of this agreement.

Section 2, Grievance Procedure

For the purpose of peacefully settling all complaints and grievances, both parties will be governed by the grievance procedure as outlined in this article.

The Company agrees to meet with the representatives of the Union to settle grievances or disputes at such time as may be necessary and reasonable.

The Bargaining Committee may write and sign a grievance on behalf of an employee or group of employees.  If the issue raised is not appropriate for resolution at the first or second step, the grievance may be referred by the Bargaining Committee directly to the third step.

Section 3, Time Limits

No complaint will be considered a grievance unless the incident causing the complaint is reported within ten (10) working days of the time it became known to the person making the complaint.

Time limits will be strictly adhered to in all five steps. If the Company fails to meet the negotiated time limit in the grievance procedure, the specific adjustment requested will be awarded to the grievant, provided such adjustment is allowed by our working agreement and is compliant to the present contract language.  Should the Union fail to meet the limits set forth in our working agreement, the Company’s last answer will service as settlement to the grievance, providing such answer is compliant to our contract language.  Extensions to the time limits may be mutually agreed to in writing.

Section 4, Steps to the Grievance Procedure

Step One

An employee having a grievance, or one designated employee of a group having a grievance will first take up the grievance with the steward and the supervisor who will attempt to adjust the problem

If the grievance is not adjusted by the supervisor, it will be reduced to writing by the Union and signed by the supervisor.  The supervisor will answer the grievance in writing within five (5) working days, excluding weekends and holidays, after receipt of the grievance.

Step Two

If the supervisors answer is unsatisfactory, the grievance will be forwarded to the Bargaining Committeeperson of that area or the President.  He/she may then appeal the grievance to the Human Resource Representative (or alternate when the need arises) within five (5) working days.  They will meet, within five (5) working days, in an attempt to settle the grievance and the Human Resource Representative (or alternate when the need arises) will write an answer within five (5) working days, excluding Saturdays, Sundays, and holidays after the meeting.

Step Three

If the grievance remains unsettled, it may be forwarded by a member of the Bargaining Committee to the President who will meet with the Bargaining committee within five (5) working days to the Plant Manager (or alternate when the need arises) who will attempt to resolve the matter with the President, Vice President and one other committee person.  The Plant Manager (or alternate when the need arises) will meet with President, Vice President and one other committee person will meet on the grievance(s) within five (5) working days.  The Plant Manager (or alternate when the need arises) has to give an answer within five (5) working days, excluding Saturdays, Sundays, and holidays from the final meeting and the discussion of the matter.

Step Four

If the grievance remains unsettled, it may be appealed to step four by filing a written appeal within five (5) working days of the step three answer.  The International Representative, the Bargaining Committee and the Director of Human Resources (or alternate when the need arises) will meet and attempt to resolve the grievance no later than thirty (30) calendar days.

The Director of Human Resources (or alternate when the need arises) will give their decision in writing with respect to the grievance within ten (10) working days excluding Saturdays, Sundays, and holidays, from the final meeting and discussion of the matter.

The Union representatives or the Management will have the right to call as witness any employee to testify as to the facts concerning any disputes during the hearing of a grievance or complaint.

Step five, Arbitration

Any grievance which is not satisfactorily settled in Step Four of the Grievance Procedure may be submitted to arbitration by the Union, by providing the Company with a written notice of its intent to arbitrate within thirty (30) working days of the receipt of the Company’s answer in Step Four.

The Union and the Company will agree upon an arbitrator selected from a panel of seven (7) arbitrators obtained from the Federal Mediation and Conciliation Service, or any other method mutually agreed to.  The cost of such panel will be split between the parties.  Selection will be made by the Company and the Union from the Federal Mediation and Conciliation Service panel, eliminating one name until only one name remains on the list.  The name remaining will be the arbitrator.  The right to strike the first name on the panel will be rotated between the Company and the Union.

The arbitrator’s power will be limited to the application and interpretation of the agreement to settle the grievance before him.  The arbitrator shall at all times be governed wholly by the terms of this agreement and will have no power to, or authority to, amend, alter, or modify this agreement in any respect.  The arbitrator’s fees for the hearing will be paid by the losing party. The Company and the Union each will pay the expenses of it’s own representatives and witness.  Should either party choose not to use the first panel of arbitrators, that party that chooses to send for a new panel will bear the total expense of said panel.  Should either party request a stenographer, said party will bear the total expense of the stenographer.  If the arbitrator renders a split decision the arbitrator shall make as part of his/her decision a ruling as to how the cost of his/her services and expenses shall be prorated.  It will be the duty of the arbitrator within thirty (30) days after the oral hearing is concluded to make his/her decision in writing and to furnish a copy thereof to each of the parties.  His/her decision will be final and binding upon both the Union and the Company.

Note:  The Union retains the right to withdraw any grievance at any time in the grievance procedure.

Section 5, Probationary Employees

The Union may represent any probationary employee in the matters of wages or working conditions only.

Section 6, Lockout and Strikes

The parties hereto agree that at no time during the life of this agreement shall there be any strike, walkout, slow-down, lockout or other stoppage of work in the plants of the Company.  During the term of the Agreement, the Company agrees that it will not lockout its employees.

Article VII

SHOP RULES AND DISCIPLINE

In every business where many people work together, some specific rules and regulations are necessary to define acceptable conduct and to promote the smooth functioning of the business as a whole.

The purpose of the following rules is to insure all employees’ safety and fairness in their cooperative efforts.  The Company feels that the great majority of employees are conscientious and follow acceptable work habits. Unfortunately, there are a few individuals who abuse the rules. For this reason, we have set forth acts of misconduct, which, if committed, will result in appropriate disciplinary action.

When an employee is being counseled for a disciplinary problem, the steward will be involved at the department level and the President/Committee person or designee at the Human Resources level.

Infractions of a Minor Nature

1.               Loafing, neglect or failure to perform assigned duties.

2.               Violation of safety rules

3.               Failure to be in assigned area or at work station at required time

4.               Leaving the department or job prior to authorized time

5.               Use of the telephone during working hours without permission

6.     Creating or contributing to unhealthful or unsanitary conditions, or displaying signs, obscene pictures or literature, or distributing them.

7.               Negligence resulting in inferior work, scrap, or waste. A valid Quality Variation Reports will be considered.

8.               Creating a condition hazardous to the individual or fellow employees such as horseplay, yelling, running, shoving or throwing articles.

9.               Failure to wear or use safety equipment as required by PPE standards

10.         Solicitation of employees for donations or membership in outside organizations, circulation of petitions or magazines in the Plant without specific approval of the Human Resources Department (Union excluded)

11.         Being in an unauthorized area of the Plant or Company property

12.         Being on Company property while under the influence of alcohol, or any other illegal or controlled substance

13.         Gambling of any type

14.         Changing a certain phase of a set operating procedure without proper authorization

15.   Posting of notices or signs or writing in any form on official bulletin boards or removal of approved notices without approval of the Human Resources Department.  Union bulletin boards excluded.

16.         Leaving the Plant at break or lunch period and not returning without permission or notification

17.         Entering or leaving the Plant by other than the designated employee entrances

18.         Subtle forms of harassment, intimidation, or inappropriate language or behavior.

19.         Smoking in non-designated areas

20.         Loitering, roaming about or visiting throughout the Plant

ANY EMPLOYEE COMMITTING ANY OF THE ABOVE OFFENSES is subject to the following:

1st Offense - Written warning in the presence of the employees’ steward. An entry noting the date and detailed reason for the reprimand will be placed in the employees’ personnel file and a copy provided to the union.

2nd Offense – Written warning given in the presence of the President/Committee person or designee. An entry noting the date and detailed reason for the reprimand will be placed in the employees’ personnel file and a copy provided to the union.

3rd Offense – Final Written Warning with counseling from the Human Resources Department in the presence of the President/Committee person or designee. An entry noting the date and detailed reason will be placed in the employees’ personnel file and a copy provided to the union.

4th Offense – Discharge

ALL WARNINGS WILL REMAIN IN EFFECT TWELVE [12] MONTHS FROM THE TIME OF INFRACTION.

Infractions of a Major Nature

1.               Insubordination [willful disobedience of an order by management]

2.               Theft

3.               Bringing, having, or consuming intoxicating beverages or narcotics in the Plant or on the Plant property.

4.               Smoking in high fire hazard areas.

5.               Willful damage to or unauthorized removal of property belonging to the Company or another employee.

6.               Walking off the job.

7.               Swiping another employees’ badge in or out resulting in pay for time not worked.

8.               Falsification of personnel records.

9.               Possession of firearms or any type of weapon on Company property.

10.   Physical violence, aggressive retaliatory actions, verbal threats, patterns of continued intentional harassment, sexual harassment, or any violation of discrimination laws.

11.         Flagrant violation or reckless disregard of any safety rule or policy which places the employee or others in danger.

12.         Falsifying incentive earnings, production counts, or time entries.

Any employee committing any of the above offenses is subject to discipline up to and including discharge without any previous steps issued.

Suspension or discharge must be for “just cause”.  All discipline will be graded to fit the offense.

Article VIII

SENIORITY

Section 1, Plant Seniority

Plant seniority shall be observed and determined by the most recent hiring date of each employee.  In cases where two or more employees are hired the same day, seniority is established at time of hire by alphabetical order of the last name.

Section 2, Probationary Employee

New employees shall be regarded as probationary for the first sixty days of their employment.  After sixty days of continuous employment, the names of such employees shall be placed on the seniority list.

Any probationary worker who is laid off and recalled within ninety (90) days will retain his/her original hire date.  If the sixty (60) day probationary period has not been completed, the employee shall complete his/her probationary period.  The employee will be eligible for benefits in accordance with his/her seniority date.

Section 3, Bargaining Committee and Steward Seniority

For reduction of force only, the President, Vice President, and the Bargaining Committee shall head the seniority list in the plant and all Stewards shall head the seniority list in their districts and shifts (unless a higher officer is involved) but all shall be returned to their original standing on the seniority list upon termination of service on said Committee and/or as Shop Steward.

Section 4, Shift Preference and Seniority

a)              Senior employees shall have preference of the first, second, and third shifts.  No one may exercise a shift selection more often than every three months.  An employee who is exercising his shift preference and displacing another employee shall not be moved until the first day of the work week which immediately follows the end of a thirty (30) day period which began at the time the employee exercised his shift preference.  If any deviation becomes necessary, such changes will be made by mutual agreement between the Company and the Union.

b)             When an opening occurs in a job which is worked more than one shift, that opening shall be offered first for purposes of shift selection to those working the job. If there are no employees with recall to the open shift, employees on layoff with recall to the opposite shift will be offered the job.  In such instances, refusal will not result in loss of recall rights to the regular shift.

Any remaining opening will then be posted.  After the opening is filled, the successful bidder shall not be able to exercise shift selection for a period of three months.

c)              This procedure does not pertain to split shifts (i.e. Plant 2 - Shipping) nor does it pertain to combination jobs.  Combination jobs are offered first to the employee on layoff, by seniority, by shift based on the job that the combination is being created from.

d)             An employee displaced by a bump may either exercise his bumping rights or exercise his shift selection preference.

Elimination of shift would automatically constitute a layoff, and affected employee or employees would have bumping rights as per agreement Article VIII, Section 7(c).  The Company shall be the sole determiner of the number of persons to work any shift.

e)              An employee bumped for preference of shift will be allowed to exercise bumping rights to another job on the same shift with recall rights to the job and shift he was bumped from.

Section 5, Establishment and Loss of Seniority

An employee’s length of service for the purpose of establishing seniority shall accumulate from the most recent hiring date without any time deducted on account of leave of absence.  An employee shall cease to have seniority and is no longer an employee if:

a)              He quits.

b)             He is discharged for cause, and the discharge is not reversed through the grievance procedure.

c)              He is absent for two consecutive working days without notifying the Company unless he has a reasonable and valid excuse for his failure to provide notification.  Notification shall, if possible, be given prior to any absence, and in any event, as soon as possible after the beginning of the absence.  Such notification shall include definite and proper reason for any absence.  Illness shall not constitute a reasonable and valid excuse within the meaning of this paragraph for an absence of more than two consecutive weeks.  An absence of more than two consecutive weeks because of illness shall be subject to the provisions of Article IX, Section 2.  If an employee has failed to report his absence, a meeting will be held within one (1) day following the employees return to work, to review the facts surrounding the failure to report.  The President and his designee will be  present.  A decision will be made by management within 24 hours of the hearing regarding whether or not the employee shall lose his seniority.  Any loss of seniority of the employee will be subject to the grievance procedure.

d)             He fails to return to work from layoff within five (5) consecutive working days after receipt of notice from the Company to return, subject, however, to the provisions of Section 6 of this Article.  Evidence of notice shall be conclusive when given by registered U.S. mail (return receipt requested) addressed to the employee’s residence of record.

e)              He does not return at the expiration of a leave of absence or does not request and receive an extension of said leave of absence.

f)                He is absent for more than five consecutive working days (except for illness) without obtaining a leave of absence.

g)             He is promoted into management or out of Local 612 jurisdiction.

h)             He is laid off for a period that is equal to his seniority.  At no time shall any employee have less than 90 days seniority.  But in no event shall he retain his seniority after sixty (60) months of continuous layoff.

Section 6, Recall of Employees

a)              Employees on layoff shall be notified officially by certified mail (return receipt requested) from Human Resource Department, sent to the last home address shown on the personnel records as furnished by the employee.  Evidence of notice shall be conclusive when the above procedure is fully complied with.  The Company may contact by other means for the purpose of expediting recalls.

b)             In the event a laid off employee employed elsewhere (outside of the jurisdiction of Local  612 UAW) is recalled for work of a short duration, he/she may refuse recall and maintain rights to his regular job.

c)              Short duration shall be defined as thirty- (30) work days or less.

d)             The Company may work overtime in a group while employees are laid off from the group.  Employees shall be recalled to the group when, after deducting the hours of group’s absences in the week from the amount of the group’s weekly overtime and then adding the hours of any employees transferred into the group during the week, there remains a number of hours that would provide recalled employees with thirty-two (32) hours of work for a reasonable length of time.  If there are no employees with recall rights to the group, then the Company may offer unlimited amounts of weekly overtime.

e)              An employee called for work shall report at the time specified in the notice.  Failure to report for work at the time specified shall not result in loss of seniority if the reason is due to illness, accident or emergency.

f)                If the recall is to a permanent position the Company must guarantee two- (2) weeks work or the recall does not have to be accepted and the employee retains that same recall.  On an immediate recall the Company does not have to guarantee two (2) weeks of work.

g)             If a recall is immediate the employee must accept or lose all rights to the job. Employees shall have one (1) hour to look at the list of available jobs to determine whether or not to accept the recall or exercise his/her bumping rights.  By refusing they must then make a bump if the recall was to their regular job or be terminated.

Section 7, Reduction of Work Force

Seniority and qualifications shall govern any reduction in the working force over five (5) working days, or a reduction in working hours below forty- (40) hours in a calendar month.

a.)           The Company shall give at least a two-day notice before layoff excluding probationary employees.

b.)          When it becomes necessary to reduce the hours of work in a job classification, layoff will be as follows:

1.               Probationary

2.               Temporary

3.               Employees who have not qualified

Thereafter, the least senior employee(s) will be reduced from such job classifications.

c.)           Employees reduced from a job classification may exercise their seniority to displace the least senior employee in any job classification their seniority will allow.  An employee must exercise his/her seniority for bumping within five working days, excluding holidays, the annual physical inventory, and the annual factory shutdown, after the date of layoff by signing an irrevocable bump form.

d.)          An employee bumping into a job classification should have the skill and ability to perform the work in a competent manner up to the Company’s quality and production standard.

e.)           Employees who were qualified in the job classification within the last three years will be presumed to be qualified.  Employees will have thirty (30) working days to qualify without training.  Familiarization with the process will be provided.  Pay will be 100% base rate.

f.)             Employees not qualified will have (See Bumping Chart) time to qualify with training. Pay will be eighty (80) percent of base rate with no progression until the employee qualifies.

g.)          Employees displaced through the bumping process will be entitled to the same rights to exercise their seniority as set forth above.

h.)          Qualifying under the bumping procedure will be evaluated on performing at 100% of standard averaged over forty- (40) consecutive work hours for incentive positions and normal production level for non-incentive positions.

i.)              Failure to qualify will result in the employee being placed on layoff with bidding and recall rights to his/her regular job.

Bumping Chart

Labor Grade 1 through 3 will have three (3) week to train and must qualify in the fourth week.  Employee will be allowed to qualify earlier at their discretion.

Labor Grade 4 through 6 will have six (6) weeks to train and must qualify in the seventh week.  Employee will be allowed to qualify earlier at their discretion.

Labor Grade 7 and above will have to be pre-qualified. Qualification and ability of the employee shall be determined by Management, subject to the Grievance Procedure.  Employees will have thirty (30) working days to qualify without training.  Employee must be at 80% efficiency within the third week.  Familiarization with the process will be provided.  Employee will be paid at 100% of base wage.

Note:  Week equates to five (5) working days.

j)                 Combinations

The parties recognize that work is not static and that new and changing technology requires continuous changes in job content.  Minor changes will be ongoing.  In addition to such minor changes, the Company reserves the right to create, discontinue, combine or modify job classifications at anytime.  Changes in job classifications will be negotiated with the Union.  The SHP language will govern any changes in methods that directly effect the standards.  Should the Union disagree with the rate established by the Company, a grievance may be filed under Article VI, if the issue is not resolved in the grievance procedure, the Union may advance such grievance to arbitration.  The arbitrator must be someone who is experienced in standards disputes involving recognized industrial engineering practices and procedures.  The arbitrator will have the right to visit the work place and perform his/her own study using any recognized industrial engineering technique including the stopwatch time study method or the same predetermined time system the Company used to establish the standard.  (The arbitrator will have full authority to determine which system he/she elects to check the standard.)  The arbitrator’s decision will be final and binding upon both the Company and the Local Union.

Employee(s) whose positions are affected by the combination jobs are eligible to exercise their bumping rights.

k)              Medical

An employee who has provided the Company with proper medical documentation, and who in the opinion of the Company has become unable to do his regular work, shall be given preference to do such work, as he may be capable of performing.  The employee shall select three jobs held by junior employees.  This clause shall not be used so that an employee may upgrade himself, earnings wise.

A non-incentive employee will not be able to increase their base rate.  Their previous quarterly average will be compared to the previous quarterly average of any job classifications they may bump.

Incentive employees shall use their previous quarters average and compare to the previous quarters average of any job classification they may bump.

Any employee bumping under the medical bumping language will be required to qualify under the same qualification time as if from layoff.

Any employee bumped by a medical bump or bump created from a medical bump will have the same requirements listed under the item (f) of this Article. (See Bumping Chart)

An employee on leave can be bumped by a laid off employee with more seniority regardless of whether or not the job has been filled by a temporary.  If the job has been filled by a temporary, the employee on the temporary assignment must return to the status they had prior to the temporary position when the temporary status ends.  However, if the temporary is filled by an employee on layoff, that employee will have bumping rights.

Employee bumped while on leave will be granted bumping rights when the leave expires.

l)                 Efficiency Disqualification – If a qualified employee’s efficiency falls below 100% for incentive jobs and normal production pace for non-incentive job for two (2) consecutive weeks, he/she will be counseled to determine the problem.  After four (4) consecutive weeks of less than 100% efficiency, the 100% wage guarantee will be suspended and the employee will be paid the amount earned.  After eight (8) consecutive weeks of less than 100% efficiency for incentive jobs and normal production pace for non-incentive jobs, the employee will be disqualified and removed to layoff with bidding rights only.

m)           Any probationary worker on a layoff extending longer than ninety (90) days shall be terminated and shall be considered a new employee in any future employment by the Company.

n)             When a group of jobs includes both temporary and permanent jobs, the following shall apply in the case of a bump:

1.               The employee on the permanent job, if bumped, must accept recall to the temporary job or lose all rights to the job.

2.               The employee displaced from the temporary job will have bumping rights if he acquired the job from layoff status; otherwise, he must return to his previous job.

3.               An employee on a leave can be bumped by a laid off employee with more seniority regardless of whether or not the job has been filled by a temporary.  An employee bumped while on leave will be granted bumping rights when the leave expires.

4.               An employee going into a department with their bumping rights can choose which job they want to bump (temporary or the permanent).

o)             A laid off employee who bumps or bids a temporary and is recalled to a permanent job must accept the recall and go on the job or lose his right to the permanent job.

p)             A Bargaining Unit employee represented by U.A.W. Local 364 or Local 612 who is laid off may make written application for work at other Conn-Selmer Elkhart plants whose hourly employees are represented by the U.A.W.  This laid off employee shall be given preference for employment and will be hired before other inexperienced applicants are given employment.

The employee’s vacation benefits and pension benefits will be determined in accordance with the employee’s original date of hire.

If an employee is recalled to the plant from which he was laid off, he may accept the recall and will lose all seniority at the plant which hired him when laid off.  If he chooses not to accept the recall, he may continue working at the plant that most recently hired him but will lose all seniority at the plant that recalled him.

Section 8, Increase of Work Force

Regular Job. When an increase in the working force is to be effected, all employees will be called back to their regular job in line with their seniority.

1.               The job on which an employee is working when he acquires seniority.

2.               The job to which an employee bids while on an original job, or

3.               An employee working any job (not his original job) at the time of being laid off or bumped retains recall to all previous jobs held.  At the time of recall, he loses recall only to all jobs held after the point of recall.

4.               Upon refusing recall to original job, a person may elect a new original job from jobs previously held and in so doing, relinquishes rights to all other jobs.

5.               If an employee acquires displacement rights either as a result of a bump or a layoff and announces his intention to bump a job but is bumped before he actually goes on the job, he shall have no claim to this job, with the following exception: If he is asked to fill in on other work temporarily or is asked to remain temporarily on the job from which he is being bumped and is bumped during this period, he will have recall rights to the job he intended to bump.  An employee who is bumped will not acquire displacement rights until the person bumping him goes on the job.

Section 9, Displaced Employee

A seniority employee displaced on a bid job by a returning Service Man (Article IX, Section 5) or by an employee returning from a leave of absence may exercise his seniority for bumping as provided in Article VIII, Section 7 (c).

Section 10, Temporary Emergency/Layoff

In the event of a temporary emergency or a breakdown of machinery or equipment, employees directly affected may be laid off, irrespective of seniority, for the duration of such emergency or breakdown.  If the breakdown occurs in a group with a combination, the combination employee would relinquish his machine regardless of seniority.  If there is no combination, then seniority rules apply.  Any layoff beyond three (3) working days will be subject to review between the Company and the Bargaining Committee.

Section 11, Job Bidding

Newly created jobs and all job vacancies in the Bargaining Unit may be filled for five (5) working days without reference to seniority.  During this period, such jobs shall be posted for three (3) working days.  It is the employee’s obligation to investigate the details of the job during the posting period.  It will be the employees right to obtain from the Company any/all pertinent information regarding the posted job.  When a posting is taken down, the job belongs to the senior employee on the bid.  The Company may reject a bid if the bidder is at the 3rd step of discipline of the Attendance Policy.

a)              Open Bids:  The applicants are expected to be able to do the job in an average manner and up to the Company standard with training. The successful bidder will have up to fifteen (15) working days to decide if the transfer will be permanent or if they choose to return to their position prior to the bid.  In the event an employee is so transferred and fails to fill the job at the end of specified qualification period the employee will be placed on layoff with no bumping rights. Once the bid has been awarded and/or employee is in the fifteen (15) working days of being placed in the job the employee will be restricted from being able to bid on other positions as follows:

Labor Grade 1 through 6 – twelve (12) months

Labor Grade 7 and above – twenty-four (24) months

This restriction period is in effect even if the employee should elect to return to their previous position prior to the bid.  Successful bidders on non-incentive jobs shall receive the applicable hourly rate of the job to which they bid in accordance with the Wage Progression Schedule.  Successful bidders on incentive jobs will receive the applicable incentive base rate in accordance with the Wage Progression (UAW Local 612 Article XII, Section 2 and Article XIX).  The Company shall have the right to temporarily transfer people (not to exceed 30 days) into vacancies created by bidding for the duration of the trial period without the posting procedure.

b)             Trainee Disqualification:  Any employee who is disqualified from a job shall be entitled to only one (1) more bid within a twelve (12) month period from the date of the original disqualification.  If an employee bids on a temporary job while on layoff or is assigned to an open job during this twelve (12) month period after disqualification he/she will still be entitled to one (1) bid.

c)        Any current employee, effective with the date of this contract, who is given work in his classification which he had not done previously, will be paid the applicable hourly rate or the incentive base rate for training for a reasonable length of time.

d)       Jobs which are posted for three (3) days and are not successfully filled by bid may be filled by the Company from any source within forty-five (45) calendar days from the time the posting comes down.  If not filled, it must then be reposted.

e)        Any bid may be canceled.  However, if the bid is canceled during the posting period, any signers shall have preference if the same job is again posted within forty-five (45) calendar days from the date of the original posting.

f)          The Company will not be responsible for notifying laid off employees of open jobs to be posted for bidding.  The Company will contact the successful bidder by certified mail, which will be sent to their address of record.

g)       An employee given two days notice of layoff may sign a bid without losing recall to the job he is leaving (providing it is the employees’ regular job).

h)       No bid shall be valid for more than forty-five 45-calendar days.

i)           An employee cannot bid on a job while on a leave unless he can go on the job within five (5) days.

j)           Should any change be made on a bid once it is posted, the bid will be reposted or the original bid will remain posted for another three- (3) working day period.

Section 12, Contested Jobs

Contested jobs will not be posted until the Grievance Procedure has been completed.  The Company will have the right to use, fill in, or transfer during such periods.

Section 13, Canceling Signature on Bids

An employee going on a job through a bid thereby automatically cancels his signature on any other bids as of the date he goes on the bid job.  If an employee has signed several bids on the board, the employee gets their choice of which bid they want, provided that they have not gone on any of the other bids.

Section 14, Temporary Assignments

a)              Employees may be assigned to any work, assignment, job duty, position or work area within their job classification.

b)             Employees, by seniority and who are qualified to perform the work, shall be temporarily assigned on a voluntary basis to work other than in their own classification to fill vacancies (not to exceed 30 days) due to absences, vacations, production needs, leaves of short durations and the training of replacements due to promotions or adjustments.  These employees shall retain their seniority in, and be returned to their own job classifications when the necessity for that temporary assignment has ceased to exist.  If no volunteers, the least senior qualified employee in the classification must accept the temporary assignment.  No one will be assigned to the job of any employee while he/she is temporarily assigned unless mutually agreed upon between the department supervisor and union steward or committee person.

The stewards of the departments affected will be notified prior to temporary transfers or fill-ins.  This includes transfers within the department.  All transfers and fill-ins will be documented.  The Company will inform the steward of the reason for the assignment and expected length of duration.

c)              Fill-in – Employees who are out of work on their regular jobs may be filled in on jobs that require no training and at their base.  If the fill in produces thirty-two (32) hours in two consecutive weeks there will be a recall.

d)             Transfers – Employee may be transferred to jobs for production needs who are qualified on the job.  After deducting the absences of the employees for the week and then adding the hours of any employees transferred in to the group during the week, there remains a number of hours that would provide an employee with thirty-two (32) hours in two consecutive weeks a recall will be made or the job will be posted in one (1) working day.

e)              Only employees who are willing and qualified on the job will be asked to train.  If there are no volunteers available to train the least senior qualified employee will be required to accept the assignment.  The Company may hire a qualified retiree temporarily, for training purposes only.  Training will be paid at 127-½ % of the employees base rate or 127-½% of the maximum base rate of the job they are training on, whichever is higher. Non-incentive employees will be paid a $.30/hour premium while training.

Section 15 – Temporary Jobs

When a temporary job vacancy occurs, due to the temporary absence of an employee and that absences is expected to last for thirty (30) days or more, the Company shall fill the vacancy by a temporary recall to those employees with recall rights or by posting a temporary bid if there are no recalls available.  Employees recalled or bidding to a temporary position will return to the classification they were in when the temporary no longer exists or if returning to layoff status will receive bumping rights.  The temporary will be for the length of the said leave of absence.

When an employee returns from a medical leave and finds that they are unable to resume working their job within three (3) calendar days and must go on medical leave again, the employee working the job on a temporary basis will maintain rights to that job for the same medical and will not back up if needed during the three (3) day period.

The Company will notify the Bargaining Committee in advance when an employee is required to perform temporary experimental, developmental, or prototype work that is not part of the employee’s job classification.

Section 16, Seniority Lists

The Company shall compile, maintain, post prominently, and furnish the Steward and Bargaining Committee members every 60 days an official seniority list of employees arranged in order of seniority and showing their most recent hiring date determined in accordance with the provisions of Section 5 of this Article.

Article IX

LEAVE OF ABSENCE

Section 1, Leave Procedure

Upon application, leaves of absence may be granted employees at the convenience and discretion of the Company for limited periods not to exceed one year.  Any extension beyond one year will be by agreement between the Company and Union.  Employees elected or selected to perform Union duties or employees elected to public office in the City of Elkhart, Elkhart County, in the State of Indiana, or in the United States Legislature shall be granted leaves of absence with accumulated seniority until such service shall end.

An employee who is on a personal leave of absence for more than 5 consecutive workdays shall pay $10.00 for family coverage, or $3.00 for single coverage for each working day that exceeds 5 days.

Section 2, Medical

An employee who may become temporarily physically unable to work shall be given a leave of absence upon presentation of a doctor’s certificate confirming inability to work.  Said certificate shall be presented within two weeks from the first day of absence occasioned by such illness.  A leave of absence for illness shall be for a maximum of thirty days or the expected length of absence as specified on the physician’s certificate.  A doctor’s recommendation for a change of climate shall be recognized one time only and shall be for a maximum of three months.

Section 3, Family and Medical Leave

Family and Medical Leave will be taken as provided by the Act.  At no time will the time taken on FMLA be counted as vacation time or as time needed under existing provisions under our Sickness and Accident language.

Any violation either of the Federal Family and Medical Leave Act or of any State Laws relating to Family and Medical Leave shall be subject to the Grievance and Arbitration provisions of this agreement in addition to any other remedies provided by the law.  The Federal Family and Medical Leave Act will be administered on a calendar year, January to January.

Section 4, Leave of Absence Form

Every leave of absence shall be made a matter of record.  The President of the Union and Financial Secretary shall be notified in writing within three (3) days after the approval of a leave.

Section 5, Armed Services

An employee who serves in the Armed Services or Government Service of the United States under a Selective Service Act shall accumulate seniority as provided for in that act.

Section 6, Excused Time Off

An employee may be granted up to five consecutive days off from work on an excused basis without obtaining a leave of absence.  However, the Company must be notified at least two (2) weeks in advance.  This privilege may be used only once during each calendar year.  If a holiday falls during the period in which the clause is used, the holiday will be paid.

Section 7, Jury Duty

In the event an employee is called upon to serve on a jury, incentive employees will be paid their straight time hourly average earnings for the previous calendar quarter for all time lost less jury duty pay.  Non-incentive employees will be paid at their applicable hourly rate less jury duty pay.

A first shift employee, or second shift employee, for the shift on the day on which the employee served on a jury.  A third shift employee will be paid for the shift before or after the day on which the employee served on the jury.  The third shift employee will select the shift of absence.

In order to qualify for jury duty supplemental pay an employee must present the Company with the Notice to Report within two (2) working days following receipt of the notice.  The Company under good faith will pay the employee prior to receiving court reimbursement.  The employee will be required to submit the court reimbursement to the Payroll department within four (4) weeks of completion of serving on a jury.  If court reimbursement is not received within the specified time frame, the Company will deduct the amount of pay received from the Company from the next pay period(s) of the employee.

Section 8, Bereavement

In the event of a death in an employee’s immediate family, time off up to three (3) working days shall be granted. Pay for incentive employees will be the employee’s straight time average hourly earnings for the previous quarter.  Non-incentive employees will be paid at their applicable hourly rate.  Time off with pay will be granted for deaths in the immediate family which occur during holidays and the vacation periods.  For purposes of bereavement pay, immediate family is defined as spouse, parent, child, still-born child, brother, sister, parent of spouse, step-parent, step-child, step-brother, step-sister, step-father-in-law, step-mother-in-law, half sister, half brother, grandparent, or step-grandparent (maximum of four), grandparent of spouse, grandchild, step-grandchild, brother-in-law, sister-in-law, son-in-law, daughter-in-law.  “In-laws” will still be considered “in-laws” if an employee’s spouse has died but the employee has not remarried.

Article X

VACATIONS AND HOLIDAYS

Section 1, Vacation Schedule

All employees who have been in the continuous employ of the Company for more than one (1) year prior to June 1st shall be entitled to vacations with pay according to the following schedule:

1 year or more	5 days	3%
2 years or more	7 days	3-1/2%
3 years or more	8 days	4%
4 years or more	9 days	4-1/2%
5 years or more	10 days	5-1/4%
7 years or more	10 days	5-3/4%
10 years or more	15 days	7-1/2%
13 years or more	15 days	8%
15 years or more	20 days	9%
17 years or more	20 days	9-1/2%
21 years or more	20 days	10%
25 years or more	25 days	11%

The percentages shall be computed on the gross earnings of the employees between June 1st of the previous year and May 31st of the current year.

Section 2, Termination of Employment

Employees leaving the employ of the Company will have a non-forfeitable right to their vacation pay earned up to date of termination.

Section 3, Vacation Scheduling

All vacations may be taken during the vacation period beginning June 1 and ending May 31, except that employees entitled to seven (7) to twenty-five (25) days vacation may schedule the balance of their vacation during the same period provided such vacation is scheduled 15 days in advance.  The Company realizes that not all vacations can be scheduled 15 days in advance, thus, one day of vacation will be granted to an employee when notifying his supervisor by 12:00 noon the day prior to the scheduled vacation day.  No additional vacation days other than the one-day of vacation, will be granted unless the production schedule allows for the additional time off.  More than one employee in any one group may be granted a vacation for the same time, provided that approval is consistent with the efficient performance of the duties of that group.  The Company shall have the right to close the factory for vacation, in which case all vacations shall be taken during that period.  Seniority will govern all vacation requests submitted prior to April 1st for the upcoming vacation year.  After April 1, all requests will be on a first request basis without regard to seniority.

Section 4, Vacation Shutdown

All employees must take vacations to which they are entitled except that those employees entitled to fifteen (15) to twenty-five (25) days may limit their vacation to 10 days if they choose with no change in their vacation pay.  The Company shall have the right to work an employee during the vacation period in case of emergency or unusual conditions with his consent.  Employees asked to work during the plant shutdown for vacation shall have the opportunity to schedule their vacation at another time.

Employees who are on a medical leave of absence or a worker’s compensation leave of absence when the plant shutdown begins will be allowed to schedule their vacations that would have been taken at the plant shutdown time at another time during the vacation year.  These vacations must be scheduled in accordance with Article X, Section 3 of the working agreement.

Week(s) of :

	2003	2004	2005
First Week	6/29/03	7/4/04	7/3/05
Second Week	7/6/03	7/11/04	7/10/05

Section 5, Vacation Payments

Vacation payments shall be made to employees during the week immediately preceding the vacation period.

Employees enlisting or being drafted for service in the armed forces shall receive the earned portion of their vacation according to their seniority.  An employee who has returned from the service in the armed forces with seniority accumulated under the provisions of Article IX, Section 5, shall receive vacation in accordance with his seniority with pay to be based upon forty hours at his applicable base rate (120% of his applicable base rate for incentive employees) or upon the vacation percentage, whichever is greater, less any amount previously paid for the same vacation year.

Section 6, Laid Off Employees

All employees who have been laid off prior to June 1st shall receive the earned portion of their vacations.  Vacation checks to laid-off employees shall be mailed during the first two weeks in June.

Section 7, Holiday Schedule and Eligibility

The Company will pay all employees who meet the following eligibility rules for eight hours not worked on:

Holiday Schedule

2003

Good Friday	4/18/03
Memorial Day	5/26/03
Labor Day	9/1/03
Thanksgiving Day	11/27/03
Day after Thanksgiving	11/28/03
Independence Day observed	12/24/03
Holiday 1	12/25/03
Holiday 2	12/26/03
Holiday 3	12/29/03
Holiday 4	12/30/03
Holiday 5	12/31/03
Holiday 6	1/1/04

2004

Good Friday	4/9/04
Memorial Day	5/31/04
Labor Day	9/6/04
Thanksgiving Day	11/25/04
Day after Thanksgiving	11/26/04
Independence Day observed	12/23/04
Holiday 1	12/24/04
Holiday 2	12/27/04
Holiday 3	12/28/04
Holiday 4	12/29/04
Holiday 5	12/30/04
Holiday 6	12/31/04

2005

Good Friday	3/25/05
Memorial Day	5/30/05
Labor Day	9/5/05
Thanksgiving Day	11/24/05
Day after Thanksgiving	11/25/05
Independence Day observed	12/23/05
Holiday 1	12/26/05
Holiday 2	12/27/05
Holiday 3	12/28/05
Holiday 4	12/29/05
Holiday 5	12/30/05
Holiday 6	1/2/06

a)              Pay for non-incentive employees will be at their applicable hourly base rate.  Holiday pay for incentive employees will be at the employee’s previous quarter’s average.  New Year’s Day shall be paid at the same rate as the preceding Christmas.

b)             Employees must have seniority as of the date of the holiday.  Temporary workers are not eligible.

c)              Employees must have worked on the last regularly scheduled work day prior to and the next regularly scheduled work day after such holiday, except when such holiday falls within the 5-day bumping period of a laid off employee and he exercises bumping rights within this 5-day period. (See Article 12, Section 2) If you are scheduled to work the day before or the day after a holiday you will be guaranteed eight (8) hours of work.

d)             An excused absence which the Personnel Department has confirmed in writing will be considered as time worked for the purpose of meeting eligibility rule (c).

e)              An absence because of illness which does not extend longer than one week before and/or after a holiday shall be considered as time worked for the purpose of meeting the eligibility rule (c) upon presentation of a doctor’s certificate confirming inability to work.  Any employee on a medical leave of absence or a military leave of absence shall receive holiday pay for the first holiday which falls during the leave.  In cases where a series of holidays are observed together, all holiday pay will be granted.

f)                When one of the above holidays occurs during an employee’s vacation, the employee shall be paid for such holiday in addition to his vacation pay.

g)             If laid off 15 days prior to a holiday and employee has no job to bump, employee will be paid for the holiday.  Employees with a job to bump must exercise such bumping rights to be eligible for holiday pay.

h)             An incentive employee returning to work who has been on layoff longer than a year shall be paid his previous quarter’s average or the plant’s last previous quarter’s average in the last quarter the employee worked, whichever is lower.  Basis of pay is calendar quarter.

i)                 An incentive employee on medical leave of absence of more than one (1) calendar year validated by a medical doctor’s statement which prevents them from working will be paid on the same calculation as (h) above.

j)                 During any extended shutdowns, the Shipping Department at Plant Two may be scheduled to work for some periods to provide service for our customers.  If the shutdown period would include a holiday the employee may take the holiday at a later date not to exceed six  (6) months from the date holiday.

Article XI

HOURS AND OVERTIME

Section 1 – Work Day/Work Week

Regular Starting Times are defined as follows:

UAW Local 612 – Main Street Facility - First Shift - 6:00 a.m.

UAW Local 612 – Plant 2 – First Shift – 6:00 a.m.
Split Shift – 8:00 a.m.

Senior employees shall have preference of first, second, and third shifts.  No one may exercise shift selection more often than once a year, which shall be on April 1 of each year, except for that opportunity to exercise their shift preference by seniority, when an opening occurs in their job classification.  When an opening occurs in a job classification which is worked more than one shift, that opening shall be offered first for purposes of shift selection to those working in the classification.  The remaining opening will be posted and awarded by the open shift.  Elimination of a shift will automatically constitute a layoff for the employee(s) working on that shift.  When an employee wants to exercise a shift selection, once a year he/she must put his request in writing at least five working days in advance of the week of April 1.  Such shift change will begin at the regular starting time of the first day of the first week following the five days of advance notice.

Split shift employees at Plant #2 will begin their shifts at 8:00 a.m. and end their shift at 4:30 p.m.  If further exceptions are needed, the Company will provide notice to the Union to secure their agreement regarding the changes.  The number of split shift employees needed at Plant #2 will be discussed with the Bargaining Committee.

The Company reserves the right to schedule second and third shifts in accordance with our needs.  The Company will provide notice to the Union to secure their agreement regarding the hours of these shifts.

It is understood by both parties that overtime hours will be allocated fairly and equally amongst all employees in the job classification scheduled to work the overtime.

Section 3 – Overtime Pay

a)              The Company will pay one and one half (1½) times the regular hourly rate for all hours worked in excess of eight (8) hours in a day and time and one-half for all hours worked on Saturday.

b)             The Company will pay two (2) times the regular hourly rate for all hours worked on Sundays and holidays.  This payment is in addition to any holiday pay for which the employee may have qualified.

c)              The Company will pay twice the regular hourly rate to non-incentive employees and twice the average hourly earnings of the incentive employees for all hours worked Sunday.

d)             The Company will pay twice the regular hourly rate to non-incentive employees and twice the average hour earnings of the incentive employees for all hours worked on paid holidays.  This will be in addition to the regular holiday pay.

e)              Premium time average earnings calculations for incentive employees under this Section will include all incentive and non-incentive earnings during the full shift calculation period.

f)                Any unqualified workers or workers in progression will be excluded from scheduled overtime.

Section 4, Assignment of Overtime

The Company may work overtime in a group while employees are laid off from the group.  Employees shall be recalled to the group when, after deducting the hours of the group’s absences in the week from the amount of the group’s weekly overtime and then adding the hours of any employees transferred into the group during the week, there remains a number of hours that would provide recalled employees with thirty-two (32) hours of work for at least two (2) consecutive weeks.

If additional employees are needed to work in the group, then employees with recall rights to the jobs in the group shall have the next right to work overtime in the group if they are not required to work overtime in their regular group.  The most senior employees shall be asked first.

Any unqualified workers or workers in progression will be excluded from scheduled overtime.  If the Company neglects to offer the overtime work to those employees with recall that are present in the plant when the offer is made, the Company will pay the employee who was not offered the overtime for the overtime missed if another employee who had no right to the overtime or another employee with less seniority with recall worked.

If additional employees are needed to work overtime after offering overtime to the employees aforementioned, then qualified employees on the overtime lists shall be asked in accordance with their seniority, if they are not working on their regular job at the time that the offered overtime occurs.

Employees temporarily transferred from one job to another shall be paid, as provided for in Articles XII, XIII and XXI.

Section 5, Breaks and Wash-up Periods

Two ten (10) minute breaks will be provided each employee during the normal workday – one (1) during the first portion of the shift and one (1) during the latter portion of the shift.

These breaks may be scheduled by the Company as fixed, staggered, as needed, or subject to relief, depending upon the requirements of the job involved.

The five (5) minutes of wash-up time prior to the lunch period and the end of the shift set forth in Plant Rules will be continued.

No separate payment for breaks and wash-up time will be made for incentive employees as such time has been provided for by appropriate allowances in the incentive standards under Article XIII.

Section 6, Overtime Notification

In an effort to better communicate overtime, the Company will post overtime notices for daily overtime within the department by 11:00 a.m. the prior day.  Overtime notice for Saturday will be posted by 11:00 a.m. on Thursday.

It the Company neglects to provide overtime notice and the employee missed an overtime opportunity because of the lack of notice, the Company will pay for all overtime wages lost.  If an employee is absent when the overtime notice is provided by supervision it shall be his/her obligation to call to determine whether or not overtime is being offered.

Article XII

WAGES, JOB CLASSIFICATIONS AND INCENTIVES

Section 1, General

The wage structure for both incentive and non-incentive job classifications are set forth in Article XX.  The incentive plan is set forth collectively in the Standard Hour Plan in Article XIII.

Section 2, Wage Progression Schedule

All employees who are hired or who permanently through a bid or who are recalled into a job classification (unless previously qualified) shall start at 80% of the maximum base rate for the labor grade of that job classification and progress from 80% to 100% of the maximum base rate in accordance with the following progression schedule:

Labor Grade	Length of Wage Progression
1	1 month
2	2 months
3	3 months
4	4 months
5	5 months
6	6 months
7	7 months
8	8 months
9	9 months
10	10 months
11	11 months

The employee shall receive a wage increase on each monthly anniversary of the date of hire or transfer into the job classification until the employee reaches 100% of the maximum base rate.  (Any excused and/or time off the job approved by the Company will not be counted towards the employees qualification time.)  The monthly progression increase shall be an amount equal to the difference between 80% of the maximum base rate and 100% of the maximum base rate divided by the number of months in the progression schedule.  (See Wage Progression Schedule in Article XIX)

When an employee permanently transfers by bidding or is recalled to a new job classification for which he/she previously qualified, such employee will be paid at the maximum base rate of the new job classification when the employee is moved to the new job classification.

Incentive employees shall remain at the progression base rates of their jobs until they have equaled or exceeded 100% performance based on an average for a production work week (five (5) consecutive days).  An employee must have full access to incentive opportunity and be allowed to perform the work in said job for a minimum of 50% of the time during this period.

The employee once qualified shall be paid what his/hers earnings would generate against the maximum incentive base rate, retroactive to the first day of the qualifying period.  However, if the employee is deemed “qualified” and does not achieve 100% performance for any week during the pre-determined training period, he/she shall be returned to the training program for the remaining time.

Based on management’s assessment of an individual employee’s qualifications at time of hire, transfer, or during the period of the wage progression, an employee may be advanced through the progression at an accelerated pace.

An employee working in an incentive job classification will not be eligible for incentive pay until the employee is “qualified” and reaches 100% of the maximum rate.

Section 3, Qualification Criteria

The Company agrees to establish specific qualification criteria for each job classification within a reasonable length of time for non-incentive jobs and during the conversion for incentive jobs.  The Bargaining Committee will review the qualifications criteria and help determine the fairness thereof.  The Company also agrees to develop a disqualification procedure for qualified operators who perform at an unacceptable level and meet with the Bargaining Committee to discuss the process.

Section 5, Report In Pay

When an employee reports to work he will be guaranteed a total of four (4) hours of work or four (4) hours of pay or a combination thereof.  Payment for time not worked in calculating the four (4) hours guarantee will be at the employee’s applicable base rate.

Section 6, Call In Pay

Employees who receive emergency calls to return to work between the hours of 4:00 P.M. and midnight shall receive time and one-half of their applicable base rate and shall not receive less than two hours of pay.  Employees who receive emergency calls between the hours of 12:00 midnight and 6:00 A.M. shall receive two times their applicable base rate for all hours worked prior to 6:00 A.M. and shall not receive less than two hours pay.  Incentive employees will receive their actual incentive earnings in the calculations set forth in this Section if higher than their incentive base rate.  Any guarantee payment for time not worked will be at the incentive base rate.

Section 7, Shift Differential

All employees working on the second and third shifts shall receive $.40 per hour in addition to their regular pay.

Section 8, Union Overtime Computation

In the event a Steward, Committeeman, Executive Board Member, or an officer of the Union is called away from his job during the day because of Union duties, the time so taken shall, for the purpose of computing overtime pay, be considered as time actually worked.

Section 9, Pay For Annual Inventory

The taking of inventory will be considered a regular work day.  Employees will continue taking inventory until the inventory is completed.  Employees taking inventory will be paid the previous quarter’s plant average or $17.00 whichever is higher.

Section10, Pay For Work Related Injury

For any time lost from work due to work related injury or illness for which the Company is required to pay, employees will be paid at their applicable base rate.

Section 11, Lump Sum Payment

Payable in separate checks to active, non-probationary employees on the first Friday in December (minus legal deductions).

2003 -  $500

2004 -  $450

2005 -  $450

ELIGIBILITY:

a)              Employees who have been actively employed for thirty (30) calendar days or more in the twelve (12) month period preceding each December when the lump sum is paid and who are at work or are on layoff or on leave.

b)             Employees who retired or the beneficiary of a retiree who in the twelve (12) month period preceding the lump sum payment shall also receive the payment if they have been actively employed for thirty (30) calendar days or more in the twelve (12) month period preceding each December the lump sum is paid.  If an employee quits or is discharged before the lump sum payment is made, he will not be eligible for the lump sum payment.

Section 12, New Hire

New Hires will progress according to Working Agreement.  They will have to qualify and progress on the job they are hired on the job they are hired in or in the same manner as an employee who gets a job from a bid.

Section 13, Allocation of Work

The Company shall allocate all work as equitably as practical among group of employees capable of doing such work.  Ability to do the job in an efficient manner, up to the Company standard of quality, and the necessity of meeting production schedules, shall be the only recognized factors in equitable allocation of work.

Article XIII

Standard Hour Plan (SHP)

The Company, on its part, agrees to provide to the Union and its employees opportunities for continued employment, good working conditions, and fair and equitable wages.  The Union agrees to accept reasonable measures on the part of the Company (as negotiated through Collective Bargaining) to improve its competitive position by improving productivity, reducing waste, conserving material and supplies, and improving quality of workmanship.

The basic plan will be the Standard Hour Plan (SHP) in which incentive standards will be expressed in terms of standard hours for a specified quantity of quality production.  However, other suitable time standards may be used by mutual agreement, in writing, between the Company and Bargaining Committee in those situations where the SHP is inappropriate.

Incentive standards under this SHP will be established and paid on an individual basis.  Group standards will be utilized by mutual agreement in special circumstances.

Section 1

It is the responsibility of the Company to establish proper methods for all jobs in the workplace and to establish incentive rates that:

(a)          Are fair and equitable.

(b)         Are based on the capacity of a normal worker (100% represents normal) working at a safe, normal pace and under normal conditions and will allow workers who exceed these standards to earn extra compensation.

(c)          All standards will be established by the use of any accepted industrial engineering method(s) such as time study (continuous stopwatch method), predetermined time system, standard data developed from studies made in this workplace or a combination of these.  Standards set from standard data (as outlined above) must show the specifications for methods, tooling, cycles, etc., in order to ensure that the proper time values are being applied. A worker whose job is to be studied will be notified one hour in advance of such study.  The Company will also inform the Local Union of its intent to do such study one hour in advance of the study.  It is understood that the Company will not be required to make such one hour advance notification during the period of conversion from the old incentive pay system to the new SHP, but will be obligated from that point forward.

(d)         Rating Factor (method to arrive at 100% performance if the stopwatch method is utilized): Different workers possess varying degrees of skill and effort; therefore, it may be necessary to rate (level/normalize) the worker to arrive at a standard representing 100% performance, either plus or minus, to compensate for work pace variances above or below 100%.  Such rating will be made at the time of the study before leaving the observed job location.  The same rating procedure will be applicable to joint time studies with the understanding that the observers will initial and exchange their rating before leaving the observed location.

Two Examples of Applied Rating Factor (Examples Only):
Observed Watch Time	=	.90	Mins
Rating Factor	=	110%
Normal Time	=	.99	Mins

Observed Watch Time	=	1.10	Mins
Rating Factor	=	90%
Normal Time	=	.99	Mins

(e)          All standards will give due consideration to the quality of workmanship required.

(f)            All standards will be established to yield a “1/1” ratio, i.e., the standard will be such that for each one (1) percent increase in production in excess of the established production standard, the worker will receive an equal percentage increase in pay based upon the guaranteed base rate.  An employee cannot be paid less than the guaranteed base wage.

1.               The earnings objectives of the incentive program will be twenty-five percent (25%) earnings above the guaranteed base rate for a qualified worker working at an incentive pace.  It is understood that the twenty-five percent (25%) earnings objective is not a minimum guarantee and it is further understood that there is no limit on earnings under this incentive program.

2.               A machine control allowance of twenty-five percent (25%) will be added to machine cycle times.  The machine control allowance means there is twenty-five percent (25%) increase on the machine portion on the operation, which will be computed and stated separately as an element and applied to the actual machine cycle time.  This allowance will be added even though there exist manual elements, required by the established method, which are wholly internal to the machine cycle time, it being understood that manual elements may be added to more efficiently utilize such machine cycle time without affecting the standard.

Examples (Examples Only):

(1)	Element Number		Time (minutes)
	1.	(Manual Internal)	.14
	2.	(Manual Internal)	.31
	3.	(Manual Internal)	.17
	4.	(Machine Time)	.82
	5.	(Machine Allowance) .82 x 25% =	.21
			1.03	Mins
			Standard Time

	(Elements 1, 2 and 3 are internal to the machine cycle time in the example above.)

(2)	Element Number		Time (minutes)
	1.	(Manual Internal)	.12
	2.	(Manual Internal)	.32
	3.	(Manual)	.09
	4.	(Machine Time)	.44
	5.	(Machine Allowance) .44 x 25% =	.11
	6.	(Manual)	1.46
			2.10	Mins

Std. Time

	(Elements 1 and 2 are internal to the machine time in Example 2 above.)

Appropriate allowances under Section 4 (a) below will also be added to the manual elements not internal to machine time.

4.               Allowances and their application

(a)          Every employee will be entitled to and will receive allowances for Personal, Rest and Delay time (P R & D), which will be a minimum of 15% (other allowances may be added as necessary).

(b)         All allowances will be applied to increase the normal time, which, when properly applied, will yield an allowed time (Standard)

Example of allowance application (Example Only):

1.00	Minute Normal Time/Pc
+.15	Minutes Allowance Time
1.15	Minutes Allowed Time/Pc

Using the allowed time above, pieces per hour would be calculated as follows:

60 (Mins.) ÷ 1.15 (Mins. Allowed Time) = 52.2 pcs/Hr

Standard Hours per 100 pieces would be calculated as follows:

allowed time per piece x 100 pieces	=	115.0	=	1.92 Standard Hrs/100 Pcs.
60 minutes		60

5.               If a worker within an incentive job is required to work on a job that does not have a permanent production standard established, he/she will be paid the applicable hourly rate for all time worked on the job.

6.               Incentive earnings will be calculated for each individual incentive employee for the total hours worked on incentive during each shift (including incentive time worked by the employee on any pre or post shift overtime during that workday).

7.               Any production standard once established will not be changed unless the Company makes a change in the material(s), tool(s), machine(s), quality standard(s), method(s), design(s), layout(s), speed(s), or feed(s).  Any production standard, once established, will not be changed merely because of a change in name(s), symbol(s), number(s), or color(s) etc. of the product(s), material(s), tool(s), machine(s), or operation(s).

(a)          A worker’s coordination or proficiency does not constitute a change in method(s).

(b)         A standard will be changed if there is evidence of mathematical and/or clerical error(s), misapplication of a predetermined time value and/or standard data developed in the workplace.

(c)          The Company may audit work and standards provided that only the element or elements of a standard which are affected by any of the above will be possibly changed; all elements that were not affected by the above will not be changed.  This limitation will not apply in the case of a “revamped method,” i.e., a situation where either thirty percent (30%) of the total elements or thirty-five percent (35%) of the total time are being changed.

8.               Prior to the installation of a standard or a revision where a change(s) is involved, the Company will explain the details and the methods, times, etc. will be made available to the Local Union Representatives in writing.  The details will include all data and a description of the various elements of the job(s).

9.               An acceptable record of a correct, new, or revised standard will include a detailing of each element and allowances, together with the time value of each element and such description and explanation as will be necessary to relate the time standard to the operation and job(s) as it is performed.  If a continuous stopwatch study is used to establish a standard, all strikeouts must have a written explanation listed on the time study sheet(s).

10.         Any rework, which is the responsibility of the worker performing the rework, will be performed on standard without any additional pay except that such worker will not be paid less than the guaranteed base wage for all time spent on the rework.

11.         Incentive earnings will be computed and paid by multiplying the percent earned by the appropriate guaranteed base wage.

Example (Example Only):

Guaranteed Base Wage:			$15.00

Percent earned:			130%

			$19.50
6.5 Hrs. on Incentive:	6.5 x $19.50	=		$126.75

1.5 Hrs. at GBW:	1.5 x $15.00	=		$22.50

				$149.25	Total

The same result can be arrived at by multiplying the hours on incentive by the percent earned and adding the allowable downtime/non-incentive hours, then multiplying by the guaranteed base wage.

Example (Example Only):

6.5 Hrs. on Incentive x 130%	=	8.45 Earned Hrs.

		+1.5 Allowable downtime or non-incentive Hrs.

		9.95 Total Hours

9.95 Hrs. x $15.00	=	$149.25

12.                                 When an employee working on a SHP standard encounters continuing off-standard conditions of a temporary nature which are substantially affecting his/her performance, e.g. hard stock, oversized stock, equipment malfunctions, etc., he/she may request through his/her supervisor that Industrial Engineering establish a supplemental standard or temporary allowance to compensate for the off-standard condition for the duration of such condition. The Company will correct the condition or establish a supplemental standard within 48 hours of the request (such supplemental standard will be paid retroactive to the affected employee[s] from the time the condition was reported).  If the Company fails to correct the condition or establish the supplemental rate within the 48 hours period, the employee will be paid 120% of their base wage for all time in excess of this 48 hours period while working against the off-standard condition.  Any supplemental standard under this Section will be applicable only so long as the unusual condition(s) for which they were established continue to exist.

13.         The parties agree that it is in their best interest to have bargaining unit employees trained in the time study process in order to resolve questions, complaints, and possible grievance issues.

The Company agrees to recognize Union Time Study Person (LUTSP) and one (1) Alternate Local Union Time Study Person (ALUTSP) in the facility

14.         Standards Dispute(s)

Once the Company issues a new or revised standard, workers will be expected to make a reasonable effort to earn incentive and will give the standard a fair and reasonable trial period of thirty (30) days from the date of issuance.  In the event the thirty (30) day trial period is not practical, a set number of runs will be mutually agreed upon by the Company and the Union to serve as a trial period.

After the thirty (30) day trial period (or after the number of mutually agreed upon runs as outlined above), the worker will have thirty (30) working days to file SIR.

a)              If a SIR is not filed within the thirty- (30) working day period, the standard will be considered established.

b)             Valid standard disputes will reviewed by the Company’s Industrial Engineer and the LUTSP, within 15 working days.  If necessary a joint study, using the same method used to establish the standard will be performed.  This time period may be extended by mutual agreement between parties in writing.

c)              If a standard dispute exists, the grievance will be implemented at the third step of the grievance procedure and will be processed as any other grievance in regard to time limits up to and including arbitration as outlined in the grievance procedure.  It is understood that the parties may place a standards grievance on hold by mutual agreement in writing.

(It is understood that this period of time will be used to further investigate the facts regarding the disputed standard and attempt to resolve the issue.)  Once the period of time the grievance was on hold has expired, the grievance will continue on in the grievance procedure as stated above, unless the hold is extended by mutual agreement in writing.

d)             Once a standard has been disputed, the Company’s Industrial Engineer and the LUTSP will, within 15 working days, perform a joint study, using the same method used to establish the standard.  This time period may be extended by mutual agreement between parties in writing.

e)              If the dispute is not resolved, the Union may appeal the grievance to arbitration as outlined in the grievance procedure with the understanding that the arbitrator must be someone who is experienced in standards disputes involving recognized industrial engineering practices and procedures.  The arbitrator will have the right to visit the workplace and perform his or her own study using any recognized industrial engineering technique including the stopwatch time study method or the same predetermined time system the Company used to establish the standard.  (The arbitrator will have the full authority to determine which system he/she will use if he/she elects to check the standard.)  The arbitrator’s decision will be final and binding upon both the Company and the Local Union.

f)                Back-pay, if any, will be paid retroactive to the date the standard was issued by the Company.

g)             It is understood that the International Representative may bring an International Representative from the Time Study and Engineering Department into the workplace at any point during the grievance process in an effort to resolve the dispute.  The Company will provide a copy of all relevant and necessary information requested by the International Representative and will allow full access to the job site, which will include the right to perform a stopwatch time study.

If requested by the International Representative, the Company’s Industrial Engineer or Time Study Representative will perform a joint time study using the stopwatch time study method; the parties will then meet in an attempt to resolve the grievance.

15.         General Provisions

(a)          The LUTSP will perform joint analysis and studies as mutually agreed upon by the Company and the Union President as covered in Local UAW 612 Article XIII, Section 13 and Section 14.

(b)         During joint time studies by the stopwatch method the worker will follow the proper method as set by the Company.  It is further agreed that if a worker is observed working below a pace of 100% during a stopwatch time study, such study may be stopped and the time recorded will not be used to set or check a standard.

(c)          Each employee will be responsible for working to the quality standard established by the Company on each job.  The Company and the Union will work together and will establish a quality action/variation reporting system to allow each incentive employee to monitor variations in material or process affecting quality.  It is understood that the quality action/variation reporting system will be implemented prior to any conversion.  An employee directed to run parts or raw material after reporting a quality variation will not be penalized for poor quality work on such parts or material.

(d)         The worker will be responsible for recording and reporting all downtime by use of the touch screen or use of the off standard cards.  The supervisor will verify the downtime, before turning it in to payroll (or other department).

(e)          The Company will not change any information on any time report/incentive report or downtime report until it has been discussed with the worker who reported it, however, if after the discussion, the report is changed and the parties are in disagreement, the worker may file a grievance over the issue.

(f)            The Company will give a full explanation of all methods necessary to perform the job and will fully train each worker in the correct way to complete their work.

(g)         When jobs in a job classification or department are placed on the new SHP, the new standard(s) will apply and replace the former standard(s) on that specific job.  The correctness of new SHP standards should not be judged in any way by comparison to former incentive or other standards or performance, but rather by the provisions of this SHP.

(h)         Temporary Standards:

The parties recognize that once the SHP for each job has been established and implemented, new or different equipment and/or process(es), etc. may be introduced into the workplace. A temporary or permanent standard will be issued for such job(s) by the Company, within two (2) weeks of its introduction into the workplace.  Until such time as a temporary or permanent standard is issued, the employee will be paid at 120% of his/her applicable base rate for all hours worked on the job.

(i)             Downtime/Delay(s):

On operations which are properly performed under the incentive system, delay(s) beyond the control of the employee are paid for at the guaranteed base wage.  These delays include waiting for material and machine electrical or mechanical breakdown or power failure.

Since delays are included in the allowance portion of the SHP for each job, the employee will record the delay(s) start and end time(s) and one (1) tenth (6 minutes) will be deducted from the downtime for each occurrence (the intent of this deduction is to avoid paying “double” for the same delay/downtime).

Should the employee encounter more than two (2) delays which equal or exceed six (6) minutes during the course of a workday, the entire duration (including the first six (6) minutes) of such subsequent delay (3rd, 4th, etc.) during such workday will also be treated as downtime and paid at the applicable base rate.

Example (Example Only):

From 7:00 a.m. to 7:05 a.m. waiting on material – 5” downtime will be recorded; no separate payment will be made.

From 8:00 a.m. to 8:10 a.m. waiting on material – 10” downtime will be recorded; 4” will be paid at the applicable base rate.

From 9:10 a.m. to 9:25 a.m. waiting on material – 15” downtime will be recorded: 9” will be paid at the applicable base rate.

From 10:00 a.m. to 10:03 a.m. machine jammed – 3” downtime will be recorded; no separate payment will be made.

From 1:17 p.m. to 1:19 p.m. power failure – 2” downtime recorded; no separate payment will be made.

From 1:32 p.m. to 2:07 p.m. power failure – 35” downtime recorded; 35” will be paid at the applicable incentive base rate.

Total downtime for this day is 70 mins; 22 minutes carved out and covered by allowance structure; 48 minutes separately paid at applicable incentive base rate.

(j)             Requirements

Qualified employees working against SHP standards will be expected to work at an incentive pace while working on the new incentive standards.

16.       Payment for Non Production Activities

The SHP provides that work for certain activities and conditions will be paid at the applicable base rate.  These activities include all time assigned to unrated work within the incentive job classification provided, however, that the following activities or assignments for regular incentive employees will be compensated at the following special rates:

(a)          Assignments to train – 127 ½ of the applicable incentive base rate.  Or non-incentive worker will be paid $.30/hour premium while training.

(b)         Assignments to un-rated experimental/prototype work – 125% of the applicable incentive base rate.

(c)          Participation in Company-called meetings, required hearing test and approved United Way activities – 125% of the applicable base rate.

Article XIV

SUCCESSOR CLAUSE

In the event of any sale of all or substantially all of the assets of the Company at the location or locations covered by this agreement to a buyer who plans to operate an operation at that location or locations with all of the employees as are covered by this agreement, the buyer shall be bound to recognize the Union as the exclusive bargaining representative of these employees before the sale.

Article XV

SEVERANCE

Section 1

If economic or competitive conditions make it necessary to move part or all of a plant to a new location or if there is a shutdown of a plant or product line, the employees affected will have the following rights:

a)              Employees whose jobs are affected due to job elimination shall be required to exercise their option of bidding, bumping, accept layoff or severance pay as provided in this agreement.

b)             All employees actively on the payroll for the duration of this agreement or laid off or on leave of absence are eligible for severance pay.

c)              Active employees who are eligible for early retirement may elect their retirement and receive severance in accordance with this agreement provided they qualify under the provisions of Article XVIII, Section 2 of the Working Agreement between Local 612 and the Company.

d)             Severance pay for affected employees shall be at the rate of one (1) week pay for each full year of seniority at average earnings for the previous calendar year (pro-rated monthly and paid at previous calendar year’s average or current average earnings, whichever is higher).  In addition, anyone with 10 or more year’s seniority will receive an additional two weeks for every five years of seniority after 10 years.

e)              Employees accepting severance pay shall forfeit all seniority rights at the time, retaining only vested rights, if any, in the pension plan.

f)                All insurance benefits will be provided and paid for by the Company for a period of three (3) months.

Article XVI

TRANSFER OF OPERATIONS

1.               If the Company transfers any of its operations between Conn-Selmer (U.A.W. Local 612) and Vincent Bach (U.A.W. Local 364) employees will be entitled to the following options:

a)              Transferring with the job or operation to the plant or division to which the job is transferred, or

b)             Remaining under the jurisdiction of their respective locals, U.A.W., and exercising their seniority rights to bump under the bumping procedure of this agreement.

2.               Employees exercising their rights under (a) shall retain all seniority credits except for the purpose of bidding or bumping.

3.               If the Company moves a job to another existing plant or to a new plant then later moves back to the original plant, the rates must be intact from the original plant subject to Section 7(a) of the Standard Hour Plan (Article XIII).

4.               The Company recognizes that each of its Local Unions would prefer to retain their own separate identity and, therefore, will not merge the two Locals during the life of this contract.

Article XVII

TRANSFER BETWEEN LOCALS

Employees affected by any transfer of operations between Conn-Selmer (U.A.W. Local 612) and Vincent Bach (U.A.W. Local 364) will be entitled to the following rights:

1.               Employees transferring will have a letter placed by their name, (S) for Conn-Selmer (V) for Vincent Bach, and will be placed on the seniority list of the Local they transfer to, with the date of transfer becoming their seniority date for purposes of bidding or bumping within the Local to which they have transferred.  The original hire date with the Company will be used for vacation entitlement, pensions, and any other negotiated benefits.

2.               Employees transferring will not be allowed to exercise their bidding rights in the Local they are transferred to for a period of one (1) year from the date of the original transfer except in case of layoff.

3.               Employees transferring will have the right to bid or bump back into their original Local for a ten-year period that follows the date of transfer to the other Local.  If an employee bids or accepts recall to his original Local, he will forfeit all rights to the other Local unless he was bidding or accepted recall while on layoff on the street.

4.               For the purpose of bumping within groups of transferred employees, the seniority date from their original Local will be used.  An (S) can bump an (S) or a (V) can bump a (V) with less seniority.

5.               Should a layoff occur on a transferred job, those employees without a letter will be laid off first.

6.               An employee who has recall rights to a job being transferred will retain those recall rights even after the job is transferred.  An employee would lose recall rights to a transferred job if he is recalled and refuses recall to the transferred job.

7.               Employees transferred will accumulate seniority in their original Local for purposes of bidding or bumping back to their original Local.

8.               An employee displaced by an employee electing not to transfer with the operations will have the option of bumping, taking layoff, or transferring with the operations with the rights defined above.

9.               Employees electing not to transfer with the transferred operations and/or employees displaced as a result of the transfer will be able to use the extra time for training that is provided when a job is eliminated.

10.         Existing rates will be transferred with jobs subject to Section 7(a) of the Standard Hour Plan (Article XII).  Un-rated jobs will be rated in accordance with the agreement of the Local to which the jobs are being transferred.

11.         As Skilled Trades is not a regular production job, they will not be considered as transferable for the purpose of this agreement.

Article XVIII

BENEFITS

Section 1, Insurance

The health insurance plans in effect as of May 1, 2003 will remain in effect for the duration of the Working Agreement.  The following increases for employee health insurance contributions will be added to employee health insurance contributions that were in effect on May 1, 2003.

Indemnity PPO

2003 Rates*

Core Plan – 80/20 Plan
Single	$21.00/week
Family	$36.00/week

Option 1 – 90/10 Plan
Single	$37.00/week
Family	$67.00/week

Option 2 – 70/30 Plan
Single	$16.00/week
Family	$24.00/week

*A maximum cap of $8.00/week for following contract year 2004 and 2005

At each annual enrollment date an employee (“family unit” in the case of employees married to other Conn-Selmer employees) may elect to opt out of the HSMD insurance and receive a $890 payment each quarter (three (3) month period) [$445 for employees opting out from single coverage] for which he/she has elected “no coverage”; to exercise this option, the employee must present evidence of alternative coverage.  The employee (or “family unit”) may elect to re-enter the contractual coverage at the next annual enrollment period (normally effective the next 1/1) or upon a change in status as defined in HIPPA; employee opting out may still elect Dental Plan

	Vision
	2003	2004	2005
Single	$1.50/Week	$1.50/Week	$1.5/Week
Family	$4.25/Week	$4.25/Week	$4.25Week

	Dental
	2003	2004	2005
Single	$3.65/week	$3.65/week	$3.65/week
Family	$8.19/week	$8.19/week	$8.19/week

Section 2, Pension Plan

Effective January 1, 2003, the amount used to compute the benefits of the pension plan will be increased to $26.50 per month.

Effective January 1, 2004, the amount used to compute the benefits of the pension plan will be increased to $27.50 per month.

Effective January 1, 2005, the amount used to compute the benefits of the pension plan will be increased to $28.50 per month.

Effective January 1, 2006, the amount used to compute the benefits of the pension plan will be increased to $29.50 per month.

Employees taking Early Retirement on or after April 1, 2003 will be eligible for full pension benefits, if such employee is age 62 or older and has 30 or more years of Credited Service at the date of such Early Retirement.

Effective March 1, 1976, the reduction factor for employees taking Early Retirement shall be 4/10 of 1% per calendar month by which such employee is under 65 at the time his first early retirement benefit payment is paid to him; provided, however, that if such employee has completed thirty (30) or more years of Credited Service, this benefit shall be reduced by 4/10 of 1% for each complete calendar month by which he is under age 62 at the time his first early retirement benefit is paid to him.

Article XIX

Wage Progression Schedules

Wage Progression Schedule - 1st Year

Labor Grade	Start Wage	1 Month	2 Months	3 Months	4 Months	5 Months	6 Months	7 Months	8 Months	9 Months	10 Months	11 Months	12 Months	Maximum Wage Rate

1	$10.01	$12.44												$12.44
2	$10.80	$12.12	$13.43											$13.43
3	$11.60	$12.54	$13.48	$14.42										$14.42
4	$12.39	$13.15	$13.90	$14.66	$15.42									$15.42
5	$13.19	$13.83	$14.48	$15.12	$15.76	$16.41								$16.41
6	$13.98	$14.55	$15.12	$15.69	$16.26	$16.83	$17.40							$17.40
7	$14.78	$15.29	$15.81	$16.33	$16.84	$17.36	$17.88	$18.39						$18.39
8	$15.57	$16.05	$16.52	$17.00	$17.48	$17.96	$18.43	$18.91	$19.39					$19.39
9	$16.36	$16.81	$17.26	$17.70	$18.15	$18.60	$19.04	$19.49	$19.93	$20.38				$20.38
10	$17.16	$17.58	$18.00	$18.42	$18.84	$19.27	$19.69	$20.11	$20.53	$20.95	$21.37			$21.37
11	$17.95	$18.35	$18.76	$19.16	$19.56	$19.96	$20.36	$20.76	$21.16	$21.56	$21.97	$22.37		$22.37

Wage Progression Schedule - 2nd Year

Labor Grade	Start Wage	1 Month	2 Months	3 Months	4 Months	5 Months	6 Months	7 Months	8 Months	9 Months	10 Months	11 Months	12 Months	Maximum Wage Rate

1	$10.26	$12.69												$12.69
2	$11.05	$12.37	$13.68											$13.68
3	$11.85	$12.79	$13.73	$14.67										$14.67
4	$12.64	$13.40	$14.15	$14.91	$15.67									$15.67
5	$13.44	$14.08	$14.73	$15.37	$16.01	$16.66								$16.66
6	$14.23	$14.80	$15.37	$15.94	$16.51	$17.08	$17.65							$17.65
7	$15.03	$15.54	$16.06	$16.58	$17.09	$17.61	$18.13	$18.64						$18.64
8	$15.82	$16.30	$16.77	$17.25	$17.73	$18.21	$18.68	$19.16	$19.64					$19.64
9	$16.61	$17.06	$17.51	$17.95	$18.40	$18.85	$19.29	$19.74	$20.18	$20.63				$20.63
10	$17.41	$17.83	$18.25	$18.67	$19.09	$19.52	$19.94	$20.36	$20.78	$21.20	$21.62			$21.62
11	$18.20	$18.60	$19.01	$19.41	$19.81	$20.21	$20.61	$21.01	$21.41	$21.81	$22.22	$22.62		$22.62

Wage Progression Schedule - 3rd Year

Labor Grade	Start Wage	1 Month	2 Months	3 Months	4 Months	5 Months	6 Months	7 Months	8 Months	9 Months	10 Months	11 Months	12 Months	Maximum Wage Rate

1	$10.51	$12.94												$12.94
2	$11.30	$12.62	$13.93											$13.93
3	$12.10	$13.04	$13.98	$14.92										$14.92
4	$12.89	$13.65	$14.40	$15.16	$15.92									$15.92
5	$13.69	$14.33	$14.98	$15.62	$16.26	$16.91								$16.91
6	$14.48	$15.05	$15.62	$16.19	$16.76	$17.33	$17.90							$17.90
7	$15.28	$15.79	$16.31	$16.83	$17.34	$17.86	$18.38	$18.89						$18.89
8	$16.07	$16.55	$17.02	$17.50	$17.98	$18.46	$18.93	$19.41	$19.89					$19.89
9	$16.86	$17.31	$17.76	$18.20	$18.65	$19.10	$19.54	$19.99	$20.43	$20.88				$20.88
10	$17.66	$18.08	$18.50	$18.92	$19.34	$19.77	$20.19	$20.61	$21.03	$21.45	$21.87			$21.87
11	$18.45	$18.85	$19.26	$19.66	$20.06	$20.46	$20.86	$21.26	$21.66	$22.06	$22.47	$22.87		$22.87

Article XX

Labor Grade Structure

Labor Grade		Job Title
1	4108	Janitor Split Shift (8:00 – 4:30)

2	4004	Brush Bells & Oil Parts
	4005	Brush Finish/Seam Buff Mail Orders
	4007	Cork & Pad
	4008	Inspection
	4009	Instrument Cleaner Clarinet & Flute
	4013	Specialist Packer
	4015	Advertising Stockroom Utility / Packer / Receiver / Stock Clerk

3	4017	Woodfill
	4020	Body Drill Group B (resonite bodies)
	4021	Coining Operator
	4022	Key Trim & Cork Punch
	4024	Oboe Knobber
	4025	Specialist Order Processor
	4027	Tap & Set Clarinet Posts
	4107	Accessory Shipper
	4115	Body Drill A (wood)

4	4028	Parts Maker A2 & Deburring
	4029	Benchwork Harmony
	4117	Drill Tap C’bore etc. Bb Clarinet Body Posts
	4110	Jig Key Solder (springhook)
	4040	Parts Maker C (ream bench)
	4042	Receiving
	4046	Assembly Coordinator
	4047	Bassoon Driller / Knobber
	4105	Specialized Order Processor (Export) & UPS
	4062	Stockkeeper
	4103	Utility Worker split shift (8:00 – 4:30)
	4104	Utility Maintenance Worker
	4106	Foamer/Instrument Shipper (Domestic)
	4114	Clarinet Key Soldering
	4121	Body Prep for Assembly
	4122	Cleaning Operator
	4123	Downstairs Inspector
	4125	Flute Body/Key Finishing
	4126	Ring & Arm/Cup & Arm/Oboe Key Soldering

Labor Grade		Job Title
5	4063	CNC Operator
	4064	Clarinet Assembly C (Bb’s)
	4068	Millwright Helper
	4071	Jig Key Solder D (harmony)
	4072	Shipping / Receiving Clerk
	4102	Truck Driver/Dock Person/Receiver
	4120	Body Work
	4124	Flute Body Work

6	4074	Clarinet Assembly B (harmony)
	4075	Flute Assembly
	4077	Combination Lathe & Tap & Set Clarinet Posts
	4078	Departmental Utility Worker
	4082	Mounting Inspection / Customer Repair
	4085	Key Point & Polish
	4113	Parts Maker

7	4086	Buffer B
	4087	Finisher F&P (oboe finishing)
	4088	General Machine (Dept. 1)
	4089	General Machine (Dept. 25)
	4085	Parts Buffer C
	4091	Testers

8	4092	Mounter
	4093	Coin Die Setter

9	4094	Millwright
	4119	Selmer Paris Technician

10	4094	Electronic Technician

11	4096	Tool & Die Maker

*   Bold - Non-Incentive

Article XXI

Rates of Pay

For Incentive Employees

Condition	Rate	Time (actual and earned hours) included in incentive calculation
Holidays (Article X, Section 7[a], [h] and [i])	Employee’s previous quarter’s average	No

Vacations (Article X, Section 1)	Rate in current calculation	No

Vacations – Alternative calculation (Article X, Section 5)	Higher of vacation % or 120% of applicable incentive base rate x 40 hours	No

Jury Duty (Article IX, Section 7)	Employee’s previous quarter’s average	No

Bereavement (Article IX, Section 8)	Employee’s previous quarter’s average	No

Paid Union Time (Article III, Section 3) (Article XII, Section 8) and all other including Health and Safety representative and LUTSP	125% of applicable maximum incentive base rate	No

Assigned to train	127 ½% of applicable incentive base rate	No

Trainee (progression schedule)	Non-incentive until qualified per wage progression	No

Assigned to un-rated experimental/prototype	125% of applicable incentive base rate	No

Company-called meetings; hearing test; United Way	125% of applicable incentive base rate	No

Employee payment during Disciplinary meetings	Applicable incentive base rate	No

Employee assigned to administer First Aid	125% of applicable base rate	No

Report In Pay	Applicable incentive base rate (guarantee pay for time not worked)	No

Call In Pay	Applicable incentive base rate (guarantee pay for time not worked)	No

Inventory	Higher of previous quarter’s plant average or $17.00/hour	No

Pay for Work Related Injury	Applicable incentive base rate	No

Rework/repair/returned goods	Reworked/repaired on standard	Yes

• Own fault (Article XIII Section 10) (SHP)	• Incentive rate (special);	Yes
• Not employee fault	• 125% of employee's incentive base rate	No

New machines, products not rated [Article XIII Section 15(h)] (SHP)	120% of applicable incentive base rate	No

Downtime [Article XIII Section 15 (i)] (SHP)
• First six (6) minutes of each occurrence (Max 2 for occurrences that equal or exceed six (6) minutes and all occurrences less than six (6) minutes.)	On standard	Yes

• Time in excess of first six (6) minutes (And all time for downtime occurrences exceeding six (6) minutes after first two occurrences)	Applicable incentive base rate	No

Off standard conditions substantially affecting performance (Article XIII Section 12) (SHP)	• Supplemental standard or	Yes
	• Applicable incentive base rate; 120% of applicable incentive base	No

rate if no supplemental standard within 48 hours

Un-rated work within job classification (Article XIII Section 5) (SHP)	Applicable incentive base rate	No

Temporary assignments to another job classification (Article VIII, Section 14)

• Incentive to incentive	Incentive earnings; higher of two (2) base rates for calculation; guarantee rate of 120% of the employee’s incentive base rate	Yes

• Incentive to non-incentive**/	Non-incentive; higher of two (2) base rates; 125% of the employee’s incentive base rate if employee is deprived of incentive earnings opportunity	No

• Non-incentive to incentive	Incentive earnings; higher of two (2) base rates for calculation and guarantee rate	Yes

• Non-incentive to non – Incentive	Higher of two base rates	No

**/                              The 125% rate would only be paid if the assignment was for the “Company’s convenience” and the employee is deprived of incentive earnings opportunity in his regular job classification.  For example, assignment of an employee from his regular job classification to another job classification during a downtime situation or “out of schedule” (no scheduled production for that job) would not warrant the 125% payments.

EQUAL EMPLOYMENT OPPORTUNITY

The Company recognizes the need to create a favorable work environment in which all employees, regardless of race, color, national origin, sex, age, physical handicap, or religious affiliation, can enjoy equal opportunities in their employment relationship with the Company. (Employees are defined as anyone who is employed by the Company.)

It is the Company’s policy to employ, retain, promote, and terminate all employees and job applicants without regard to any individual’s sex, race, religion, origin, age, physical handicap, or any other factor prohibited by law.

All employees have the right to work in an environment free from all forms of discrimination and conduct which can be considered harassing, coercive, or disruptive, including sexual harassment.  Sexual harassment does not refer to occasional compliments of a socially acceptable nature.  It refers to behavior that is not welcome, which is personally offensive, which reduces morale, and which, therefore, interferes with work effectiveness.  No employee, either male or female, should be subject to unsolicited and unwelcome sexual overtures or conduct, either verbal or physical.  The Company strictly prohibits sexual harassment of any kind.

It is prohibited for any employee to refuse to hire, train, or promote any employee or applicant, or to discipline or dismiss any employee on the basis of race, national origin, age, sex, religious beliefs, physical handicap, or any other basis prohibited by law.

It is prohibited for any employee to make statements or jokes, or commit acts regarding a particular race, ancestry, sex, or religion that are derogatory, offensive, prejudicial, or harassing.

It shall be the responsibility of all employees to abide by and carry out the letter, spirit, and intent of the Company’s equal opportunity commitment.

Any employee who feels that he or she has been subjected to discrimination or harassment because of sex, race, religion, national origin, age, physical handicap, or any other basis prohibited by law or by this policy, should report the complaint to his or her supervisor, plant or general manager, or personnel department who will investigate the complaint in a confidential manner.

An employee found to be in violation of the Company’s policy may be subject to disciplinary action, up to, and including, immediate discharge

ABSENTEEISM/TARDINESS

1.               The intent of this program is to establish a fair, consistent, and reasonable approach for absenteeism. The majority of our employees are conscientious and follow good work habits. Unfortunately, there are a few individuals who abuse the system, and for this reason we must have a procedure to administer discipline on a fair basis.

2.               Excused Absences – Absences for the following reasons shall be considered excused absences:

A.           Vacation

B.             Jury Duty

C.             Death in immediate family

D.            Job Related Injury

E.              Approved Leave of Absence

F.              Proven Illness -  A proven illness must be supported by a doctor’s (M.D., D.D.S or  D.O.) office statement or a written excuse stating that the employee was seen by the doctor and the dates the employee was unable to work.

G.             Union Activity

H.            Lack of Work

I.                 Physical examination for military duty

J.                Proven emergency, accident and immediate family emergency

K.            Layoff

L.              Prior excused absence approved by human resources

M.         Court appearance will be excused unless they are due to illegal activity by the employee

NOTE: If an employee has made a commitment to work overtime by either written or verbal communication with his supervisor and does not work the overtime, the absence will be excused or unexcused in accordance with the Attendance Policy.

3.               Reporting of Absences

a)              If an employee is absent for any reason, he/she must call the Human Resource no later two(2) hours after the start of his/her shift or the absence will be unexcused.

b)             An employee missing two (2) consecutive days without calling in and not reporting to work on time the 3rd day will be terminated.

4.               Tardiness/Leaving Early

a)              Tardiness is the failure of an employee to report to work on time at the beginning of his/her scheduled shift or after the lunch period.

b)             Leaving early is leaving the building before the beginning of the lunch period or before the end of the shift.

5.               Progressive Disciplinary Procedure

Step 1:  Written Warning

Step 2:  Written Warning

Step 3:  Final Written Warning

Step 4:  Discharge

6.               Unacceptable Absenteeism/Tardy Levels

a)              Tardiness and leaving early will not be excused except for those items listed in paragraph #2, Excused Absences.

When an employee exceeds the levels of absenteeism and/or tardiness/leaving early as listed below, they shall receive the disciplinary steps listed below:

1)              Tardy and/or leave early – 10 times in the attendance year – Written Step

2)              Tardy and/or leave early – 15 times in the attendance year – Written Step

3)              Tardy and/or leave early – 20 times in the attendance year – Final Written Warning

4)              Tardy and/or leave early – 25 times – Discharge

b)             Absenteeism

1)              An employee who misses 16 unexcused hours in the attendance year shall receive a written step.

2)              An employee who misses 32 unexcused hours in the attendance year shall receive a written step.

3)              An employee who misses 48 unexcused hours in the attendance year shall receive a final written warning.

4)              An employee who misses 16 unexcused hours while on probation will be discharged.

7.               Anyone given a final written warning for absenteeism will be placed on one year’s probation beginning with the first working day following the final written warning.

8.               The attendance year is April 1st through March 31st of each year.

Disciplinary steps will be issued within ten (10) working days of the infraction.

Each step will become part of the employee’s personnel record except that no step will remain in the employee’s personnel record if an additional step has not been added within six (6) months – Item 7 being the only exception.

ADMINISTRATIVE RULES

These rules have been incorporated to provide guidance in administering the Working Agreement.

MISCELLANEOUS

The Company agrees to replace OSHA approved safety glasses if they are broken while the employee is working on his job.

Skilled Trades

The Company agrees to replace tools and gauges etc. for skilled trades, that are broken or worn from use on the job, if in fact they bring them to management for review.  We also agree to tuition reimbursement for job related training.  Must apply for and receive prior approval.

Letter of Understanding

Re:                             V- CAP

This letter describes our understanding reached during the 2000 negotiations concerning deduction for voluntary political contributions from employee paychecks.

The International Union will furnish the Company, for each employee for whom a deduction is to be made, an Authorization Card signed by the employee containing the following:

(a)  Name and Address

(b)  Plant

(c)  Department Number

(d)  Social Security Number

(e)  Local Union Number

(f)  Dollar/Cent amount to be deducted each period. (minimum $1.00)

(g)  Clock Number

Cards that cannot be processed will be returned to the International Union for correction.

Commencing January 1, 2001, the Company will make authorized deductions from checks for the third pay period ending in each month, and continuing for the term of the contract while the authorization is in effect.

A deduction not made will not be carried forward.

In the month following each deduction, the Company will issue one or more checks (one for each Local Union payable to U.A.W. V-CAP, in care of International Union, for deductions made in the preceding month.

A computer diskette listing will also be forwarded which will indicate the name, address, payroll location code, Local Union number, department number, full social security number, and the amount deducted for employees whose deductions are included in the check.  Year-to-date deduction totals will be included in the report.

The Company will pay the actual costs of additional setup and programming, of general administration, computer and machine time, and of processing new authorization changes or cancellations.

Employees who wish to cancel their authorizations for payroll deductions will sign a card supplied by the Union for that purpose.  Refunds will be the responsibility of the Union.

The International Union will collect and forward as one transmittal all signed Authorization Cards and Cancellation Cards for the initial processing and for each quarter to Management.

An Authorization Card that is not revoked by the employee shall continue in effect upon reinstatement to active status in the same bargaining unit provided the employee’s record is still being maintained by that payroll department.

The Union will indemnify and hold harmless the Company from any and all liability or claims arising from administrative error resulting from the deductions provided for in this agreement.

Letter of Understanding for the term of this contract

In regards to employees who are in the plant(s) under a training progression as specified in 2000 Collective Bargaining Agreement and are laid off prior to completing their training, will be granted the remaining training if they are recalled.  This only applies to employees in an active training progression that have achieved a minimum of 50% efficiency in the progression.

For employees with less than 50% efficiency during the progression period and employee’s on layoff with recall to a job they are not qualified on will be extended recall rights to the last job they were qualified.

JOINT BOARD OF ADMINISTRATION

For Hourly Pension Plan

Joint Board of Administration.  There shall be established a Joint Board of Administration (“Joint Board”) consisting of four members (“Members”), two of whom shall be appointed by the Company and two of whom shall be appointed by the Union (one representing each Local Union).  Each Member shall serve until he or she shall resign, become incapable of acting, die, or be removed.

Removal of Members.  The Company or Union, at any time, may remove a Company Member or Union Member, respectively, and appoint a replacement to fill any vacancy on the Joint Board.  The Company or Union shall notify the other party in writing before the appointment of a replacement Member shall be effective.

Quorum and Voting.  To constitute a quorum for the transaction of business, the presence of two Members of the Joint Board shall be required, at least one of whom shall be a Company Member and at least one of whom shall be a Union Member.  At all meetings of the Joint Board, the Union Members present shall have, in the aggregate, a total of one vote to be cast on behalf of the Union, and the Company Members present shall have, in the aggregate, a total of one vote to be cast on behalf of the Company.

Duties and Functions.  The Joint Board shall have the following duties and functions:

(a)          To hold meetings at such times and places as the Members shall determine to be necessary to perform the duties and functions of the Joint Board.

(b)         To review, at the request of a Participant, the number of years of service, the age, and the calculation of the amount of pension due to the applicant.

(c)          To set up procedures for reviewing applications for pension submitted to the Joint Board for review.

(d)         To receive copies of the Annual Report (Form 5500) of the Plan for each year that the Collective Bargaining Agreement is in effect and to review the contents of the Annual Report.

(e)          To consider such other matters relating to the Plan that may come before the Joint Board.

Chairman and Secretary.  The Joint Board shall select one of its members who shall serve as Chairman and One who shall serve as Secretary.  If the Chairman is a Union Member,

the Secretary shall be a Company Member, and vice versa.  The Chairman shall preside at meetings of the Joint Board.  The Secretary shall keep records and minutes of all meetings and proceedings of the Joint Board.  The Secretary shall send copies of such minutes and records to all of the Members of the Joint Board.

Adoption of Rules.  The Joint Board may adopt such rules as it may deem necessary for the proper performance of its duties.

Personal Liability.  To the extent permitted by law, Members of the Joint Board shall not incur any personal liability in connection with any act done or omitted to be done by them in good faith.

401-K Loans

•                  A participant can have one loan

•                  The participants can borrow up to 50% of their vested account balance, not to exceed $50,000.

•                  The minimum loan amount is $1,000.

•                  Interest rate is based on 1% above prime rate and will remain in effect for the life of the loan.

•                  Loan repayments must be payroll deducted each payday and transmitted to Bank facility along with the deferrals.

•                  The interest is credited back to the participant’s account on a prorated basis to their investment funds.

•                  A participant can pay the loan off in whole at any time.

•                  No partial prepayments are allowed.

•                  There is a $125 origination fee, which is deducted for the loan check.

To:  Bargaining Committees – Local 612

The Company agrees to provide employees with a check for delayed S&A or worker’s compensation payments upon request from the employee and/or Union.  A delayed payment occurs when the employee has not received an S&A or worker’s compensation check within 18 days of filing the appropriate paperwork.

Product Purchase

Form# 100.8

Date Effective:  02/17/98

Revision Date:  04/01/03

Purpose:

To provide our employees with an opportunity to purchase products manufactured or distributed by the Company at a discounted price.

Eligibility:

Full-time employees or retirees are eligible to buy “Conn-Selmer products” for their own personal use or for these of their spouse, children and grandchildren.

General

1)              The term “Conn-Selmer products” means any product manufactured or distributed by the Company and appearing in a current catalog and retail price list.

2)              Instrument purchases are limited to one per year.  Exceptions can be approved by an office of the Company.

3)              The employee purchase price will be:

a)              Maximum allowable discount* on all new products.

b)             25% discount* on wearables

*Discounts are from retail prices.

4)              Employee sales, including the appropriate sales tax and any shipping and/or handling charges will be for case, check or credit card at the time of delivery.

5)              All sales are final except for warranty problems or wearable that are the wrong size.

6)              See APPENDIX A for procedure to sell to employees or retirees.

Article XXII

DURATION

Section 1

Nothing in this agreement shall permit the Union or any of its members to assume that they have any authority to officiate in management or in a supervisory capacity.  If management or the Union or any of its members violate the terms of this agreement, it shall be considered a gesture of bad faith and subject to immediate correction through the established bargaining procedure.  The policy of manufacturing, the methods and schedules of production, including means and processes of manufacturing, are the prerogative of the Company.  It is agreed that the Company will not use this prerogative for the purpose of discrimination against the Union.

The Company will notify the Union sixty (60) days in advance in writing when it becomes necessary to withdraw production operations or functions from a plant under the Union’s jurisdiction.  The Company will notify the Union ninety (90) days in advance in writing of closing a plant under the Union’s jurisdiction.

Section 2

This agreement shall remain in force through 12:00 a.m. (midnight) March 31, 2006 and shall automatically renew from year to year unless written notice of desire to terminate or to modify any portion of the terms is given by either party to the other at least sixty (60) days prior to the expiration of such annual period.  Amendments may be made from time to time by agreement.

In witness whereof, the employer and the union have hereto caused these Articles of Agreement to be executed this 1st day of April 2003.

Conn-Selmer, Inc.	Local 612

/s/ Robert Britton	/s/ Beverly Green
Robert Britton	Beverly Green

/s/ Edward H. Chesko	/s/ Nancy Cook
Edward H. Chesko	Nancy Cook

/s/ Michelle Hammer	/s/ Diane Babcock
Michelle Hammer	Diane Babcock

/s/ Dennis Hanson	/s/ Joyce Miller
Dennis Hanson	Joyce Miller

/s/ Doug White	/s/ Ray Sargent
Doug White	Ray Sargent

/s/ Lori Randles
Lori Randles

International Representatives:

/s/ Terry Thurman	/s/ Larry D. Banghart
Terry Thurman, Director of Region 3 UAW	Larry D. Banghart, International Representative